Exhibit 2.3

SHARE PURCHASE AGREEMENT

by and between

GPPC EQUITY HOLDINGS LLC

and

GLATFELTER CORPORATION

Date: January 5, 2021

Information in this exhibit identified by [***] is confidential and has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed

TABLE OF CONTENTS

Page

Article I
DEFINITIONS

Section 1.1	Certain Definitions2
Section 1.2	Interpretive Matters13

Article II
SALE AND PURCHASE OF ACQUIRED COMPANY EQUITY INTERESTS

Section 2.1	Sale and Purchase of Acquired Company Equity Interests15

Article III
CONSIDERATION

Section 3.1	Consideration15
Section 3.2	Payment of Purchase Price15
Section 3.3	Closing Statement16
Section 3.4	True-up of Net Working Capital, Cash and Indebtedness16

Article IV
CLOSING AND TERMINATION

Section 4.1	Closing Date18
Section 4.2	Closing Actions19
Section 4.3	Termination of Agreement19
Section 4.4	Effect of Termination20

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1	Organization and Good Standing21
Section 5.2	Authorization of Agreement22
Section 5.3	Conflicts; Consents22
Section 5.4	Capitalization and Ownership23
Section 5.5	No Subsidiaries or Minority Investments23
Section 5.6	Financial Statements24
Section 5.7	Absence of Certain Changes; Undisclosed Liabilities24
Section 5.8	Pre-Signing Reorganization25
Section 5.9	Taxes25
Section 5.10	Real Property27
Section 5.11	Tangible Personal Property28
Section 5.12	Intellectual Property28
Section 5.13	Material Contracts31

i

Section 5.14	Material Customers and Suppliers33
Section 5.15	Employment and Labor Matters33
Section 5.16	Litigation36
Section 5.17	Compliance with Laws; Permits36
Section 5.18	Environmental Matters38
Section 5.19	Condition and Sufficiency of Assets39
Section 5.20	Product Warranty and Product Liability39
Section 5.21	Insurance40
Section 5.22	Business Guarantees; Transactions with Affiliates40
Section 5.23	Financial Advisors40

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1	Organization and Good Standing41
Section 6.2	Authorization of Agreement41
Section 6.3	Conflicts; Consents42
Section 6.4	Litigation43
Section 6.5	Securities Matters43
Section 6.6	Financial Advisors43
Section 6.7	Sufficient Funds43

Article VII
COVENANTS

Section 7.1	Access to Information43
Section 7.2	Conduct of the Business Pending the Closing45
Section 7.3	Non-Assignment; Consents; Shared Contracts47
Section 7.4	Regulatory Approvals49
Section 7.5	Efforts and Cooperation; Further Assurances50
Section 7.6	Confidentiality51
Section 7.7	Indemnification and Exculpation52
Section 7.8	Preservation of Records52
Section 7.9	Publicity54
Section 7.10	Use of Name54
Section 7.11	Intellectual Property Matters55
Section 7.12	Employment and Employee Benefits55
Section 7.13	Non-Solicitation; Non-Competition57
Section 7.14	Business Guarantees58
Section 7.15	Intercompany Contracts; Intercompany Balances59
Section 7.16	Taxes59
Section 7.17	Insurance63
Section 7.18	Mutual Releases64
Section 7.19	Cooperation relating to Financial Statements64
Section 7.20	Cooperation relating to Title Insurance Matters65
Section 7.21	Bestwall Ground Lease66
Section 7.22	Transition Services66

Section 7.23	Memphis Site Matters67
Section 7.24	Workers’ Compensation Claims68

Article VIII
CONDITIONS TO CLOSING

Section 8.1	Conditions Precedent to Obligations of Purchaser68
Section 8.2	Conditions Precedent to Obligations of Seller69
Section 8.3	Frustration of Closing Conditions70

Article IX
INDEMNIFICATION

Section 9.1	Survival of Representations and Warranties and Covenants70
Section 9.2	Indemnification by Seller [“*”redacted section]71
Section 9.3	Indemnification by Purchaser72
Section 9.4	Indemnification Procedures73
Section 9.5	Limitations on Indemnification74
Section 9.6	Tax Treatment of Payments76
Section 9.7	Limitation on Damages76
Section 9.8	Exclusive Remedy77

Article X
MISCELLANEOUS

Section 10.1	Expenses77
Section 10.2	Forum; Consent to Service of Process; Waiver of Jury Trial77
Section 10.3	Entire Agreement; Amendments and Waivers78
Section 10.4	Governing Law78
Section 10.5	Notices78
Section 10.6	Severability79
Section 10.7	Binding Effect; Assignment80
Section 10.8	Specific Performance80
Section 10.9	Non-Recourse80
Section 10.10	Counterparts80
Section 10.11	Waiver of Conflicts; Transaction Privilege81

Exhibits

Exhibit AForm of Lease Agreement

Exhibit BForm of Logistics Services Agreement

Exhibit CForm of Membership Interest Assignment and Assumption Agreement

Exhibit DForm of Memphis Services Agreement

Exhibit EForm of Pulp Supply Agreement

Exhibit FForm of Amendment to Pulp Supply Agreement

Exhibit GForm of Transition Services Agreement

Exhibit HForm of Estoppel Certificate

Schedules

Schedule 1.1(a)	Knowledge of Seller
Schedule 1.1(b)	Certain Permitted Exceptions
Schedule 3.3	Agreed Principles
Schedule 5.1(b)	Changes to Organizational Documents
Schedule 5.3	No Conflicts; Consents (Seller)
Schedule 5.4	Capitalization and Ownership
Schedule 5.6(a)	Financial Statements
Schedule 5.6(d)	Inventory
Schedule 5.7(a)	Absence of Certain Changes
Schedule 5.7(b)	Undisclosed Liabilities
Schedule 5.7(c)	Indebtedness
Schedule 5.8	Pre-Signing Reorganization
Schedule 5.9	Taxes
Schedule 5.10(a)	List of Real Property Leases
Schedule 5.10(b)	Real Property Matters
Schedule 5.10(c)	Leased Real Property Matters
Schedule 5.10(d)	Access to Real Property
Schedule 5.11(b)	List of Personal Property Leases
Schedule 5.11(c)	Leased Personal Property Matters
Schedule 5.12(a)	Registered Intellectual Property
Schedule 5.12(c)	Sufficiency of Intellectual Property
Schedule 5.12(d)	Claims Regarding Ownership of Intellectual Property
Schedule 5.12(e)	Intellectual Property Claims
Schedule 5.12(f)	Infringement of Intellectual Property by Third Parties
Schedule 5.13(a)	List of Material Contracts
Schedule 5.13(b)	Material Contract Matters
Schedule 5.13(c)	Exceptions to Standard Terms and Conditions of Sale
Schedule 5.14(a)(i)	List of Material Customers
Schedule 5.14(a)(ii)	Relationships with Material Customers
Schedule 5.14(b)(i)	List of Material Suppliers
Schedule 5.14(b)(ii)	Relationships with Material Suppliers
Schedule 5.14(c)	Critical Suppliers and Products
Schedule 5.15(a)	Work Accidents

Schedule 5.15(b)	Employee Census Information
Schedule 5.15(c)	List of Contingent Workers
Schedule 5.15(d)	Compensation Claim Matters
Schedule 5.15(e)	Compliance and Classification of Independent Contractors
Schedule 5.15(f)	Seller Benefit Plans
Schedule 5.15(i)	Labor Agreements
Schedule 5.15(j)	Union Matters, Work Stoppages and Disputes
Schedule 5.16	Litigation
Schedule 5.17	Compliance with Laws and Permits
Schedule 5.18	Environmental Matters
Schedule 5.19(a)	Condition of Assets
Schedule 5.19(b)	Sufficiency of Assets
Schedule 5.20	Product Warranty and Product Liability
Schedule 5.21	Insurance Policies
Schedule 5.22(a)	Business Guarantees
Schedule 5.22(b)	Contracts with Affiliates
Schedule 6.3	No Conflicts; Consents (Purchaser)
Schedule 7.2(a)	Conduct of Business Pending the Closing
Schedule 7.2(a)(i)(C)	Capital Projects and Expenditure Forecast
Schedule 7.2(a)(ii)(K)	Future Capital Projects and Other Projects
Schedule 7.3(c)	Shared Contracts
Schedule 7.12(a)(i)	Acquired Company Business Employees
Schedule 7.12(a)(ii)	Affiliate Business Employees
Schedule 7.15	Continuing Intercompany Contracts
Schedule 7.21	Bestwall Ground Lease

v

SHARE Purchase Agreement

This Share Purchase Agreement (this “Agreement”), dated as of January 5, 2021, is made by and between GPPC Equity Holdings LLC, a Delaware limited liability company (“Seller”), and Glatfelter Corporation, a Pennsylvania corporation (“Purchaser”).  Seller and Purchaser are each referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, prior to the execution of this Agreement, Georgia-Pacific Nonwovens LLC, a Delaware limited liability company (“GP Nonwovens”), assigned, conveyed and transferred its right, title and interest in all of the issued and outstanding membership interests (the “Acquired Company Equity Interests”) of Georgia-Pacific Mt. Holly LLC, a Delaware limited liability company (the “Acquired Company”) to Buckeye Equity Holdings LLC, a Delaware limited liability company, and immediately thereafter, Buckeye Equity Holdings LLC, a Delaware limited liability company,  assigned, conveyed and transferred its right, title and interest in the Acquired Company Equity Interests to Seller;

WHEREAS, Seller currently owns all of the Acquired Company Equity Interests;

WHEREAS, Seller’s Affiliates, including the Acquired Company are in the business of researching, developing, manufacturing, selling and distributing substrate products using standard airlaid web forming processes through (i) a research and development unit at a Georgia-Pacific site in Memphis, Tennessee (the “Memphis Site”), and (ii) a manufacturing facility located in Mt. Holly, North Carolina (the “Facility”) (collectively, the “Business”);

WHEREAS, Seller desires to sell to Purchaser (or to one or more of its Purchaser Designated Subsidiaries), and Purchaser desires to purchase (or to cause one or more of its Purchaser Designated Subsidiaries to purchase) from Seller the Acquired Company Equity Interests in exchange for the Purchase Price and upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, prior to the execution of this Agreement, GP Nonwovens has assigned, conveyed and transferred its right, title and interest in certain contracts and other assets related to the Business to the Acquired Company (the “Pre-Signing Reorganization”); and

WHEREAS, contemporaneously with the execution and delivery of this Agreement and as an inducement to Purchaser entering into this Agreement, Georgia-Pacific LLC, a Delaware limited liability company and the direct owner of 100% of the outstanding equity interests of Seller (“Seller Parent”), is executing and delivering to Purchaser a parent guarantee (the “Seller Parent Guarantee”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1Certain Definitions

.

(a)For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

“Accounting Referee” means PricewaterhouseCoopers LLP or such other independent, internationally recognized public accounting firm to be mutually agreed by Purchaser and Seller; provided that the team at such Accounting Referee dedicated to the transactions contemplated by the Transaction Agreements shall be independent from Purchaser, Seller Parent and their respective Affiliates.

“Acquired Assets” means the assets transferred to the Acquired Company in the Pre-Signing Reorganization.

“Action” means any legal action, proceeding, audit, assessment, hearing, litigation, arbitration or suit (whether civil, criminal, administrative or judicial, whether public or private) by or before a Governmental Body.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting stock, ownership interest or securities, by contract or otherwise.

“Amendment to Pulp Supply Agreement” means the amendment to the Pulp Supply Agreement to be entered into on the Closing Date, by and between Seller or one of its Affiliates and the Acquired Company, substantially in the form attached hereto as Exhibit F.

“Ancillary Agreements” means the Membership Interest Assignment and Assumption Agreement, the Transition Services Agreement, the Pulp Supply Agreement, the Amendment to the Pulp Supply Agreement, the Lease Agreement, Logistics Services Agreement, Memphis Services Agreement and the Intellectual Property License Termination Agreement.

“Applicable Competition Law” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; and the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended.

“Assumption Order” means an order of the Bestwall Bankruptcy Court under Section 365 of Bankruptcy Code authorizing the assumption of the Ground Lease by Bestwall, which order shall be in form and substance satisfactory to Purchaser and shall include terms (i) prohibiting any sale by Bestwall of the Ground Lease free and clear of or that otherwise alters any rights or interests of the lessee under the Ground Lease, (ii) providing that the order shall be binding on any successor to Bestwall, and (iii) finding that notice of the motion to assume and proposed order as provided by Bestwall is adequate and satisfies the requirements of the Federal Rules of Bankruptcy Procedure and any other applicable Law.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq.

“Bestwall” means Bestwall LLC, a North Carolina limited liability company.

“Bestwall Bankruptcy Case” means the chapter 11 case of Bestwall (case no. 17-31795(LTB) pending in the Bankruptcy Court for the Western District of North Carolina, Charlotte Division.

“Bestwall Bankruptcy Court” means the Bankruptcy Court for the Western District of North Carolina, Charlotte Division, or any other court exercising proper jurisdiction over the Bestwall Bankruptcy Case.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Business Employee” means any employee of Seller and its Affiliates, including the Acquired Company, who is employed in or primarily engaged in providing services to the Business.

“Business Guarantees” means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by Seller and its respective Affiliates (other than the Acquired Company) in support of any Liabilities of the Acquired Company.

“Business Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Business IP Agreements” means all Contracts to which Seller or any of its Affiliates, including the Acquired Company, is a party or by which Seller or any of its Affiliates, including the Acquired Company, is bound, and pursuant to which (i) any Intellectual Property is licensed by the Acquired Company or, to the extent related to the Business, by Seller  to any Person or (ii) any Intellectual Property is licensed by any Person to the Acquired Company or, to the extent related to the Business, Seller.

“Business IT Assets” means all IT Assets owned by the Acquired Company or licensed or leased by the Acquired Company pursuant to any written agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Closing Company Cash” means the amount of cash and cash equivalents of the Acquired Company as of the Effective Time.

“Closing Company Indebtedness” means the Indebtedness of the Acquired Company as of the Effective Time.

“Code” means the Internal Revenue Code of 1986.

“Contingent Workers” means any third-party doing work for the Acquired Company and can include temporary workers, independent contractors, consultants, or outsourcing providers.

“Continuing Employees” means those individuals (or their replacements) who are employed by the Acquired Company immediately before the Closing.

“Contract” means any legally enforceable contract, indenture, note, bond, lease, commitment, instrument, obligation or other agreement, in each case, including all amendments and supplements thereto.

“Effective Time” means 11:59 p.m. Eastern time (i.e., the end of the day) on the Closing Date; provided that any transaction effected by Purchaser on the Closing Date at or after the Closing and prior to the Effective Time shall be disregarded for purposes of determining Closing Company Cash, Closing Company Indebtedness and Closing Net Working Capital.

“Environmental Law” means any Law in effect from time to time regarding: (i) pollution; (ii) the protection of the environment, including flora and fauna; the protection of natural resources or to natural resource damages; (iii) odor or noise; or (iv) health and safety as such relate to Hazardous Materials, including any Law relating to the use, handling, treatment, storage, disposal, manufacture, distribution, registration, evaluation, authorization, restriction, or Release of, or exposure to, Hazardous Materials.

“Equity Securities” means, with respect to any Person that is not an individual, any common stock or preferred stock (or any series thereof), any ordinary shares or preferred shares and any other equity securities, capital stock or partnership, membership or similar interests of such Person, and any securities that are directly or indirectly convertible, exchangeable or exercisable into any such stock, shares, securities or interests, including any right that would entitle any other Person to acquire any such stock, shares, securities or interests in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights), however described and whether voting or non-voting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to a Person in question, any other Person that is (a) a member of a controlled group with such Person in question for purposes of Section 414(b) of the Code or (b) under common control with such Person in question for purposes of Section 414(c) of the Code.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court that has not been reversed, modified, or amended, is not subject to any pending stay and as to which the time to appeal, move for reargument, reconsideration, or rehearing, or seek certiorari has expired and no appeal, motion for reargument, reconsideration, or rehearing or petition for certiorari has been timely taken or filed, or as to which any appeal that has been taken, motion for reargument, reconsideration, or rehearing that has been granted or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“Fraud” means, with respect to Seller, on the one hand, or Purchaser, on the other hand, an actual, knowing and intentional fraud with respect to the making of the representations and warranties contained in Article V or Article VI, as applicable, provided that such actual, knowing and intentional fraud shall only be deemed to exist if Seller, on the one hand, or Purchaser, on the other hand, had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by it were actually breached when made.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time (except as otherwise expressly provided herein).

“Governmental Body” means any supra-national, U.S. or non-U.S. government or governmental, quasi-governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, municipal or local, or any agency, instrumentality or authority thereof, or any court or arbitrator.

“Ground Lease” means that certain Second Amended and Restated Ground Lease, dated as of November 1, 2017, by and between Bestwall, as lessor, and the Acquired Company, as lessee, effective as of July 31, 2017.

“Ground Lease Adverse Order” means an order of the Bestwall Bankruptcy Court that approves the (i) rejection of the Ground Lease pursuant to section 365 of the Bankruptcy Code, (ii) sale of Bestwall’s interest in the property that is subject to the Ground Lease free and clear of the Ground Lease or on terms that otherwise adversely affect any rights or interests of the lessee under the Ground Lease, or (iii) avoidance of any interest under the Ground Lease of the lessor or lessee thereunder.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, and any other substance, material or waste with respect to which Liabilities may be imposed pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person means, without duplication:  (i) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, breakage costs or other accrued or unpaid similar costs or expenses required to fully discharge such Person’s obligations in respect of (A) indebtedness of such Person for money borrowed; (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such

Person is responsible or liable; and (C) all obligations of such Person issued or assumed as the deferred purchase price of property, assets or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (including earn-outs and similar obligations to the extent payable, but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (ii) all obligations of such Person under leases that are required to be capitalized in accordance with GAAP; (iii) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, but only to the extent the same has been drawn or called; (iv) all obligations of such Person relating to interest rate protection, swap agreements, collar agreements and factoring agreements, but only to the extent payable; (v) unfunded or underfunded pension Liabilities of such Person as determined in accordance with GAAP; (vi) annual incentive compensation with respect to performance year 2020 that is earned or accrued and unpaid prior to the Closing Date, and all obligations of such Person in respect of any Transaction Payments, (vii) any Transaction Benefits Accrual of such Person; (viii) in case of the Acquired Company, unpaid Taxes of the Acquired Company for any Pre-Closing Tax Period (determined in the case of the portion of a Straddle Period ending on the Closing Date in accordance with Section 7.16(c)) (including (A) any payroll taxes arising as a result of the payment of any Transaction Payments and (B) any payroll taxes (including any such payroll taxes described in clause (A)) that are deferred by the Acquired Company pursuant to the CARES Act or any other corresponding or, similar provision of applicable Law); (ix) all Liabilities arising from the claim by Rockline set forth on Schedule 5.20(a); (x) all obligations of the type referred to in clauses (i) through (ix) of other Persons the payment of which such Person is responsible or liable as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (xi) all obligations of the type referred to in clauses (i) through (x) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means, collectively, all intellectual property rights in any jurisdiction worldwide, including the following:  (i) inventions and discoveries (whether or not patentable and whether or not reduced to practice), patents (including design patents, industrial designs and utility models), applications therefor, statutory invention registrations and patent disclosures, including continuations, divisionals, continuations-in-part and reissues, reexaminations, corrections or amendments of patents issuing thereon; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (iii) moral rights and copyrights (whether or not registered) in any works of authorship and registrations, applications and renewals therefor, and mask work rights; (iv) Software; (v) Technology; (vi) trade secrets and confidential and proprietary information, including confidential ideas, research and development; (vii) any similar, corresponding or equivalent rights to any of the foregoing; (viii) any documents or other tangible media containing any of the foregoing; and (ix) all rights to prosecute and perfect the foregoing through administrative prosecution, registration, recordation, or other proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing, including for any past or ongoing infringement, misuse or misappropriation.

“Intellectual Property License Termination Agreement” means a termination agreement for the termination of that certain (i) Patent, Know-How and Copyright License Agreement, dated as of September 30, 2018, by and between Seller and Glatfelter Steinfurt GmbH

(f/k/a Georgia-Pacific Steinfurt GmbH), and (ii) Trademark Assignment Agreement, dated as of September 30, 2018, by and between Seller, Glatfelter Steinfurt GmbH (f/k/a Georgia-Pacific Steinfurt GmbH), Glatfelter Italia S.r.l. (f/k/a Georgia-Pacific Nonwovens Italia SRL) and Glatfelter France SARL (f/k/a Georgia-Pacific Nonwovens France SARL), in each case of the foregoing, to be entered into by the aforementioned parties on the Closing Date in a form reasonably satisfactory to the Parties.

“Intercompany Contract” means any Contract between or among Seller or one of its Affiliates, on the one hand, and one or more of Seller’s Affiliates, including the Acquired Company, on the other hand.

“Issued Registered IP” means Registered Intellectual Property that (i) is registered or issued, and (ii) with respect to trademark registrations in Registered Intellectual Property, has been used within the past three (3) years.

“IT Assets” means computers, systems, hardware, networks, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation associated with any of the foregoing.

“Knowledge of Seller” means the actual knowledge of those Persons identified on Schedule 1.1(a), after reasonable inquiry.

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule or regulation or other requirement of any Governmental Body or any Order.

“Lease Agreement” means the lease agreement to be entered into by and between Memphis Cellulose LLC and Glatfelter Corporation on the Closing Date, substantially in the form attached as Exhibit A.

“Liability” means any liability or obligation, whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, or due or to become due.

“Licensed Intellectual Property” means all Intellectual Property which is owned by any Person and is licensed to (a) the Acquired Company or (b) Seller and which is used or held for use in the Business.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Logistics Services Agreement” means the logistics services agreement to be entered into on the Closing Date, by and between the Acquired Company and KBX Logistics, LLC (MC-899150-B), substantially in the form attached hereto as Exhibit B.

“Losses” means all losses, damages, Liabilities, assessments, judgments, awards, costs, Taxes, penalties and expenses (including reasonable attorney’s and consultant’s fees).

“Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect that, individually or in the aggregate with all other states of facts, circumstances, conditions, events, changes, developments, occurrences or effects (i) has had, or would reasonably be expected to have, a material adverse effect on the businesses, assets, properties, results of operations or condition (financial or otherwise) of the Business or the Acquired Company, taken as a whole, or (ii) prevents, or would reasonably be expected to prevent Seller from consummating the transactions contemplated by this Agreement; provided, however, that, in the case of clause (i), in no event shall any state of facts, circumstance, condition, event, change, development, occurrence or effect, individually or in the aggregate, constitute or be taken into account in determining the occurrence of a Material Adverse Effect to the extent it relates to, arises out of or results from any one or more of the following:  (A) any change in the United States, European or other foreign economies or securities or financial markets in general; (B) any change that generally affects any industry in which the Business operates; (C) any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (D) any breach by Purchaser of this Agreement; (E) any changes in applicable Laws or accounting rules; (F) any change arising in connection with any pandemic, epidemic, outbreak of an infectious disease or other public health crisis, including the COVID-19 pandemic; (G) the failure of the Acquired Company or the Business to meet any forecasts or internal projections (but not the underlying causes of such failure unless such underlying causes would otherwise be exempted from this definition); (H) the public announcement of this Agreement, compliance with the terms of this Agreement or actions (I) taken with the written consent, or at the written request, of Purchaser or (II) not taken with the written consent, or at the written request, of Purchaser; or (I) matters that will be reflected in the determination of the Adjusted Purchase Price as of the Closing Date, but only to the extent such matters are reflected therein (except, with respect to subclauses (A), (B), (C) and (E), to the extent such effect is disproportionately adverse to the Business or the Acquired Company as compared to other participants in the industries in which the Business operates).

“Materiality Qualifications” means all references to the terms “material” (and variations thereof) and the term “Material Adverse Effect” included in the representations and warranties set forth in Article V and Article VI (other than such references included in Section 5.6, clause (ii) of Section 5.7(a), Section 5.13(c) and Section 5.14).

“Membership Interest Assignment and Assumption Agreement” means the membership interest assignment and assumption agreement to be entered into on the Closing Date, by Seller and Purchaser (or one or more Purchaser Designated Subsidiaries), substantially in the form attached hereto as Exhibit C.

“Memphis Services Agreement” means the services agreement to be entered into on the Closing Date, by and between Memphis Cellulose LLC, a Delaware limited liability company, and the Acquired Company, substantially in the form attached hereto as Exhibit D.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 3(37) or Section 4001(a)(3) of ERISA.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or award or settlement issued by or entered into with a Governmental Body, in each case, whether temporary, preliminary or permanent.

“Ordinary Course of Business” means the ordinary and usual course of business of the Business, consistent with past practice.

“Organizational Documents” means (i) with respect to any Party, the certificate or articles of incorporation, bylaws, certificate of formation, limited liability company agreement and other organizational and governing documents and instruments of such Party, as applicable, and (ii) with respect to any other Person that is not an individual, the organizational and governing documents and instruments of such Person comparable to those described in clause (i) above with respect to the Parties, as applicable.

“Owned Intellectual Property” means all Intellectual Property owned or purportedly owned by the Acquired Company.

“Permit” means any approval, authorization, consent, license, permit or certificate of a Governmental Body.

“Permitted Exceptions” means:  (i) statutory Liens for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Financial Statements; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iii) zoning ordinances, building codes, entitlements and other land use regulations promulgated by any Governmental Body, including Environmental Laws; (iv) Liens securing debt as disclosed in the Financial Statements; (v) title of a lessor under a capital or operating lease; (vi) matters identified on Schedule 1.1(b); (vii) such other non-monetary Liens and imperfections, conditions, defects and irregularities in title that would not reasonably be expected to materially interfere with the ability of Purchaser to conduct the Business immediately after the Closing in substantially the manner as it is conducted as of the date of this Agreement; and (viii) Liens created by Purchaser or its successors and permitted assigns.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint enterprise, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pulp Supply Agreement” means the pulp supply agreement to be effective January 1, 2021, by and between Seller or one of its Affiliates and the Acquired Company, substantially in the form attached hereto as Exhibit E.

“Reference Working Capital” means $17,625,000.

“Release” means any spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching, migration, emitting, escaping or other release into the indoor or outdoor environment.

“Remedial Action” means any action to: (i) clean up, remove, remediate, treat or in any other way address any Hazardous Material; (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; and (iv) respond to or correct a condition of noncompliance with Environmental Laws.

“Representatives” means, in relation to a Person, its (managing) directors, managers, officers, employees, agents, advisers, attorneys, accountants and consultants.

“Retained Company” means all of Seller Parent’s Affiliates other than the Acquired Company.

“Software” means any and all of the following: (i) computer programs, applications, systems and code, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, association, limited liability company or other entity of which such first Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests.

“Tax Authority” means any Governmental Body responsible for the administration or the imposition of any Tax.

“Tax Returns” means all returns, declarations, reports, forms, claims for refund, estimates, information returns and statements required to be filed with any Tax Authority in respect of any Taxes, including any supplement or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” means any Tax sharing, allocation, reimbursement, indemnification or similar agreement (whether or not written) entered into prior to the Closing (other than customary Tax indemnification provisions in commercial agreements entered into in the Ordinary Course of Business and not primarily relating to Taxes).

“Taxes” means (i) all federal, state, or local taxes, charges, fees, imposts, levies or other assessments or reassessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, contributions, customs duties, fees, assessments, reassessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (i).

“Technology” means all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, technical data, programs, subroutines, tools, materials, specifications, designs, drawings, processes, inventions (whether patentable or unpatentable and whether reduced to practice or recorded in any fixed medium), apparatus, creations and improvements.

“Transaction Agreements” means this Agreement and the Ancillary Agreements.

“Transition Services Agreement” means the transition services agreement to be entered into on the Closing Date, by and between Seller Parent and Purchaser, substantially in the form attached hereto as Exhibit G.

“Transfer Taxes” means all transfer or similar taxes (including any penalties and interest) relating to the consummation of the sale of the Acquired Company Equity Interests contemplated by this Agreement (excluding, for the avoidance of doubt, Taxes measured by net income and withholding taxes), including sales, value added, property, use, excise, stock transfer, stamp, documentary, filing, recording, registration, permit, license, authorization and similar taxes, filing fees and similar charges.

“Unexcused Regulatory Efforts Breach” means (i) an actual, knowing and intentional material breach of any covenant or agreement of Purchaser contained in Section 7.4 or Section 7.5 (in the case of Section 7.5, relating to Purchaser’s efforts with respect to obtaining any approval required under any Applicable Competition Law) (provided that such actual, knowing and intentional material breach shall only be deemed to exist if Purchaser had actual knowledge (as opposed to imputed or constructive knowledge) that such covenant or agreement would be breached by such action) or (ii) any breach of any covenant or agreement of Purchaser contained in Section 7.4(d) that directly results in the failure to obtain the approval required under any Applicable Competition Law.

(b)Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
1060 Forms	7.16(h)(iii)
338(h)(10) Forms	7.16(h)(ii)
Acquired Company	Recitals
Acquired Company Equity Interests	Recitals
Act	6.5
Agreed Principles	3.3
Agreement	Introduction
Allocation	7.16(h)(iii)
Anti-Corruption Laws	5.17(d)(i)(C)
Balance Sheet Date	5.6(a)
Base Purchase Price	3.1
Benefit Plan	5.15(f)
Bestwall Lease Discharge Costs	7.21
Business	Recitals
Certificate of Substantial Compliance	7.4(a)(ii)
Claim Notice	9.4(a)

Term	Section
Closing	4.1
Closing Date	4.1
Closing Net Working Capital	3.3
Closing Statement	3.3
Closing Statement Delivery Date	3.3
Confidentiality Agreement	7.6(a)
De Minimis Amount	9.5(c)(i)
Facility	Recitals
Final Closing Statement	3.4(a)
Financial Statements	5.6(a)
Forum	10.2(a)
General Enforceability Exceptions	5.2
GP Marks	7.10
HR Transition Preparations	7.22(b)
Identified Business Guarantees	7.14(a)
Indemnified Party	9.4(a)
Indemnifying Party	9.4(a)
Indemnitees	7.7(a)
Initial Closing Company Cash	3.3
Initial Closing Company Indebtedness	3.3
Initial Closing Net Working Capital	3.3
Initial Purchase Price	3.2(a)
Insurance Policies	5.21
Interim Balance Sheet	5.6(a)
IT Transition	7.22(a)
Joint Defense Agreement	7.4(a)
Outside Date	4.3(a)
Material Contracts	5.13(a)
Memphis Site	Recitals
Party	Introduction
Personal Property Leases	5.11(b)
Pre-Closing Period	7.2(a)
Pre-Closing Straddle Period	7.16(c)
Pre-Closing Tax Period	7.16(b)
Pre-Closing Tax Return	7.16(a)(i)
Pre-Closing Workers’ Comp Claim	7.24
Pre-Signing Reorganization	Recitals
Pre-Signing Reorganization Documents	5.8
Purchase Price	3.1
Purchase Price Bank Account	3.3
Purchaser	Introduction
Purchaser 401(k) Plan	7.12(e)
Purchaser Designated Subsidiary	10.7
Purchaser Documents	6.2(a)
Purchaser Fundamental Representations	9.1

Term	Section
Purchaser Group Member(s)	10.11(a)
Purchaser Indemnified Parties	9.2(a)
Real Property Lease(s)	5.10(a)
Registered Intellectual Property	5.12(a)
Section 338(h)(10) Election	7.16(h)(i)
Second Request	7.4(a)(ii)
Seller	Introduction
Seller 401(k) Plan	5.15(g)
Seller Benefit Plans	5.15(f)
Seller Fundamental Representations	9.1
Seller Group Member(s)	10.11(a)
Seller Guarantee	7.14(a)
Seller Law Firm	10.11(a)
Seller Documents	5.2
Seller Indemnified Parties	9.3(a)
Seller Parent	Recitals
Seller Parent Guarantee	Recitals
Seller Restricted Business	7.13(b)
Services Schedule	7.22(c)
Shared Contract	7.3(c)
Straddle Period	7.16(a)(ii)
Tax Claim	7.16(g)
Termination Fee	4.4(b)
Third Party Claim	9.4(b)
Trade Controls	5.17(f)(i)
Unidentified Service	7.22(b)
WARN Act	5.15(l)

Section 1.2Interpretive Matters

.

(a)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)Any reference in this Agreement to $ shall mean U.S. dollars.  All accounting terms used herein shall, to the extent not inconsistent with the express terms of this Agreement or otherwise expressly set forth in this Agreement, be construed in conformity with GAAP.

(c)All references in this Agreement to any “Exhibit” or “Schedule” are to the corresponding Exhibit or Schedule to this Agreement, unless otherwise specified.  The Exhibits and Schedules to this Agreement are an integral part of this Agreement.  All Exhibits and Schedules to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit to this Agreement but not otherwise defined therein shall have the meanings set forth in this Agreement.  The disclosure of any matter or item in any Schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed therein.

(d)Unless the context clearly requires otherwise, when used herein the word “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(e)Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(f)The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings in this Agreement are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement, unless otherwise specified.

(g)As used in this Agreement, the words “hereby”, “herein”, “hereinafter”, “hereof”, “hereto” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

(h)As used in this Agreement, the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(i)An item related to the subject matter of a specific representation or warranty contained in this Agreement shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty if (i) there is a reserve, accrual or the like underlying a number on such balance sheet or financial statements for such item or (ii) such item is otherwise specifically set forth on such balance sheet or financial statements.

(j)Any reference in this Agreement to a Law is deemed also to refer to any amendments thereto or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time.  Any reference in this Agreement to a Contract or other document as of a given date means the Contract or other document as amended and supplemented from time to time through such date.

(k)The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Article II
SALE AND PURCHASE OF ACQUIRED COMPANY EQUITY INTERESTS

Section 2.1Sale and Purchase of Acquired Company Equity Interests

.  Upon the terms and subject to the conditions contained herein, at the Closing Seller shall sell to Purchaser (or one or more Purchaser Designated Subsidiaries), and Purchaser shall purchase (or shall cause one or more of its Purchaser Designated Subsidiaries to purchase) from Seller, the Acquired Company Equity Interests, free and clear of all Liens.

Article III
CONSIDERATION

Section 3.1Consideration

.  The aggregate consideration (the “Purchase Price”) for the Acquired Company Equity Interests shall be an amount in cash equal to (a) $175,000,000 (the “Base Purchase Price”), plus (b) the Closing Company Cash, as finally determined in accordance with Section 3.4(c) or Section 3.4(d), minus (c) the Closing Company Indebtedness, as finally determined in accordance with Section 3.4(c) or Section 3.4(d), plus (d) the amount (if any) by which the Closing Net Working Capital, as finally determined in accordance with Section 3.4(c) or Section 3.4(d) exceeds the Reference Working Capital, minus (e) the amount (if any) by which the Reference Working Capital exceeds the Closing Net Working Capital, as finally determined in accordance with Section 3.4(c) or Section 3.4(d).

Section 3.2Payment of Purchase Price

.

(a)At the Closing, Purchaser shall pay (or cause one or more Purchaser Designated Subsidiaries to pay) to Seller an amount (the “Initial Purchase Price”) equal to (i) the Base Purchase Price, plus (ii) the Initial Closing Company Cash, minus (iii) the Initial Closing Company Indebtedness, plus (iv) the amount (if any) by which the Initial Closing Net Working Capital exceeds the Reference Working Capital, minus (v) the amount (if any) by which the Reference Working Capital exceeds the Initial Closing Net Working Capital.  The Initial Purchase Price shall be paid to Seller, by wire transfer of immediately available funds into the Purchase Price Bank Account.

(b)Notwithstanding anything to the contrary in this Agreement, Purchaser (or its Purchaser Designated Subsidiaries, if applicable) shall be entitled to deduct and withhold from any amount otherwise payable to Seller under this Agreement such amounts as it is required to deduct and withhold under applicable Law, and, if any amount is so deducted and withheld and timely remitted to the appropriate Tax Authority, such deducted, withheld and remitted amount shall be treated for all purposes of this Agreement as having been paid to Seller; provided, however, that before making any such deduction and withholding, Purchaser (or its Purchaser Designated Subsidiaries, if applicable) shall give Seller reasonable advance notice of any anticipated deduction and withholding (together with reasonable detail as to the legal basis for, and a calculation of, such anticipated withholding) and provide Seller with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction and withholding, and Purchaser (or its Purchaser Designated Subsidiaries, if applicable) and Seller will reasonably cooperate in good faith to attempt to reduce any amounts that would otherwise be deducted and withheld pursuant to this Section 3.2(b).

Section 3.3Closing Statement

.  On a day at least three (3) Business Days prior to the Closing (the “Closing Statement Delivery Date”), Seller shall cause to be prepared and delivered to Purchaser a written statement (the “Closing Statement”) setting forth Seller’s good faith estimates of (a) the Closing Net Working Capital (the “Initial Closing Net Working Capital”), (b) the Closing Company Cash (the “Initial Closing Company Cash”), (c) the Closing Company Indebtedness (the “Initial Closing Company Indebtedness”), and (d) the Initial Purchase Price, in U.S. dollars, together with reasonable supporting documentation for the determination of the foregoing amounts.  Prior to the Closing Date, Seller shall consider in good faith Purchaser’s reasonable comments on the Closing Statement, and Seller may make any corresponding changes to the Closing Statement that the Parties agree based on Purchaser’s comments.  The Closing Statement shall also designate a bank account for Seller (the “Purchase Price Bank Account”) to which the Initial Purchase Price shall be paid at the Closing as contemplated by Section 3.2(a) and set forth the related wire transfer instructions.  “Closing Net Working Capital” means an amount equal to (i) the current assets of the Acquired Company and the current liabilities of the Acquired Company, in each case, as of the Effective Time (disregarding any transactions involving the Acquired Company effected by Purchaser on the Closing Date at or after the Closing and prior to the Effective Time), including, in each case, only the line items set forth on Schedule 3.3 and as otherwise determined in accordance with the accounting principles set forth on Schedule 3.3 (the “Agreed Principles”).  Seller shall use the latest available information as of the Closing Statement Delivery Date to estimate the Initial Closing Net Working Capital, Initial Closing Company Cash and Initial Closing Company Indebtedness.

Section 3.4True-up of Net Working Capital, Cash and Indebtedness

.

(a)As promptly as practicable, but no later than 90 days, after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a statement (the “Final Closing Statement”) setting forth Purchaser’s calculations of the Closing Net Working Capital, Closing Company Cash and Closing Company Indebtedness, in U.S. dollars, together with reasonable supporting documentation for such calculations.

(b)During the 30-day period following Seller’s receipt of the Final Closing Statement, Seller and its accountants and other Representatives shall be permitted reasonable access to review the books and records and other information of the Acquired Company and of the Business relevant to the preparation of the Final Closing Statement during regular business hours and such other good faith, reasonable cooperation from Purchaser and its personnel, accountants and other Representatives (including access to the personnel, accountants and other Representatives of Purchaser and its Affiliates (including the Acquired Company) involved in the preparation of the Final Closing Statement) as they may reasonably request to enable them to review and evaluate Purchaser’s determination of the Final Closing Statement; provided that such review and evaluation shall only be upon reasonable notice, and in compliance with all applicable Laws, shall not unreasonably disrupt personnel and operations of the Business and shall be at Seller’s sole cost and expense.

(c)If Seller disagrees with Purchaser’s calculation of the Closing Net Working Capital, the Closing Company Cash or the Closing Company Indebtedness as set forth in the Final Closing Statement delivered pursuant to Section 3.4(a), Seller may, within 30 days after receipt of the Final Closing Statement, deliver a written notice to Purchaser disagreeing with Purchaser’s calculations and setting forth Seller’s calculation of the Closing Net Working Capital, the Closing Company Cash or the Closing Company Indebtedness, as applicable.  Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement delivered pursuant to Section 3.4(a) and all such disputed items shall be based only on (i) mathematical or clerical errors or (ii) the amounts included in the Final Closing Statement having not been determined in accordance with the Agreed Principles.  If no notice of disagreement is received by Purchaser within such 30 day period, then the Final Closing Statement shall be deemed to have been accepted by Seller and will become final and binding upon the Parties.

(d)If a notice of disagreement shall have been duly and timely delivered pursuant to Section 3.4(c), Seller and Purchaser shall, during the 15 days after such delivery, use their respective commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Working Capital, Closing Company Cash or Closing Company Indebtedness.  If Seller and Purchaser reach agreement with respect to any of the disputed items or amounts during such period (or at any time thereafter), then such agreed items or amounts shall be agreed in writing by Seller and Purchaser, and such written agreement shall be final and binding with respect to such items or amounts.  If during such period, Seller and Purchaser are unable to reach such agreement as to all of the disputed items or amounts, they shall promptly thereafter cause the Accounting Referee to review this Agreement and the remaining disputed items or amounts for the purpose of calculating Closing Net Working Capital, Closing Company Cash or Closing Company Indebtedness (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator).  In making such calculation, the Accounting Referee shall consider only those items or amounts in the Final Closing Statement and Purchaser’s calculation of Closing Net Working Capital, Closing Company Cash or Closing Company Indebtedness as to which Seller has disagreed and Seller and Purchaser have not reached written agreement.  Seller and Purchaser shall instruct the Accounting Referee to deliver to Seller and Purchaser, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth such calculation; provided, however, that in no event shall any of the disputed items or amounts determined by the Accounting Referee be (i) less than Purchaser’s calculation thereof in the Final Closing Statement where a lower amount would benefit Purchaser, (ii) more than Seller’s calculation thereof in their notice of disagreement delivered pursuant to Section 3.4(c) where a higher amount would benefit Seller, (iii) more than Purchaser’s calculation thereof in the Final Closing Statement where a higher amount would benefit Purchaser, or (iv) less than Seller’s calculation thereof in their notice of disagreement delivered pursuant to Section 3.4(c) where a lower amount would benefit Seller.  Such report shall be final and binding upon Seller and Purchaser.  The Parties shall provide the Accounting Referee with all necessary documents as requested by it as soon as possible.  The Accounting Referee shall be instructed to grant the Parties the opportunity to state their points of view and, upon request by a Party, the Accounting Referee shall conduct a hearing on any disputed items or amounts as to which Seller and Purchaser have not reached written agreement.  All submissions by Seller or Purchaser to the Accounting Referee shall be in writing and shall simultaneously be delivered to the other, and there shall be no ex parte communication with the Accounting Referee.  The fees and expenses of the Accounting Referee shall be borne in the same proportion as the aggregate dollar amount of the unresolved matters that are submitted to the Accounting Referee pursuant to this Section 3.4(d)

that are unsuccessfully disputed by each Party (as finally determined by the Accounting Referee) bears to the aggregate dollar amount of all of the unresolved matters that are submitted to the Accounting Referee.

(e)Seller and Purchaser shall, and shall use commercially reasonable efforts to cause their respective Representatives to, cooperate and assist in the preparation of the Final Closing Statement and any notice of disagreement contemplated by Section 3.4(c) and in the conduct of the review and dispute resolution process provided for in this Section 3.4, including by making available books, records, work papers and personnel to the extent necessary.

(f)If, based on the Closing Net Working Capital, Closing Company Cash and Closing Company Indebtedness as finally determined pursuant to Section 3.4(c) or Section 3.4(d), (i) the amount equal to (A) the Base Purchase Price, plus (B) the Closing Company Cash, minus (C) the Closing Company Indebtedness, plus (D) the amount (if any) by which the Closing Net Working Capital exceeds the Reference Working Capital, minus (E) the amount (if any) by which the Reference Working Capital exceeds Closing Net Working Capital exceeds (ii) the amount of the Initial Purchase Price, Purchaser shall pay to Seller such excess amount as provided in Section 3.4(g).  If, based on the Closing Net Working Capital, Closing Company Cash and Closing Company Indebtedness as finally determined pursuant to Section 3.4(c) or Section 3.4(d), (i) the amount of the Initial Purchase Price exceeds (ii) the amount equal to (A) the Base Purchase Price, plus (B) the Closing Company Cash, minus (C) the Closing Company Indebtedness, plus (D) the amount (if any) by which the Closing Net Working Capital exceeds the Reference Working Capital, minus (E) the amount (if any) by which the Reference Working Capital exceeds Closing Net Working Capital, Seller shall pay to Purchaser such excess amount as provided in Section 3.4(g).

(g)Any payment pursuant to Section 3.4(f) shall be made within five (5) Business Days after the Closing Net Working Capital, Closing Company Cash and Closing Company Indebtedness have been finally determined pursuant to Section 3.4(c) or Section 3.4(d), by wire transfer by Purchaser, on the one hand, or Seller, on the other hand, as the case may be, of immediately available funds to such account or accounts as may be designated in writing by the other for such purpose.

Article IV
CLOSING AND TERMINATION

Section 4.1Closing Date

.  Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or the written waiver thereof by the Party entitled to waive that condition), the consummation of the sale and purchase of the Acquired Company Equity Interests provided for in Section 2.1 (the “Closing”) shall take place (a) remotely through the electronic exchange of documents at 10:00 am Eastern time five (5) Business Days following the date the last of the conditions required to be satisfied pursuant to Article VIII is satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived or (b) at such other place, time or date as the Parties agree upon in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 4.2Closing Actions

.

(a)At the Closing, the Parties shall take the following actions:

(i)Seller shall, or shall cause its applicable Affiliates who are parties thereto to, execute and deliver, and Purchaser shall, or shall cause its applicable Affiliates who are parties thereto to, execute and deliver, the Ancillary Agreements, as applicable;

(ii)Purchaser shall pay the Initial Purchase Price to Seller to the Purchase Price Bank Account in accordance with Section 3.2(a); and

(iii)Seller shall consent to an amendment of the Acquired Company’s limited liability company agreement to reflect the fact that from and after the Closing Purchaser or one or more Purchaser Designated Subsidiaries will be the sole member(s) of the Acquired Company.

Section 4.3Termination of Agreement

.  This Agreement may be terminated prior to the Closing as follows:

(a)by either Seller or Purchaser, by written notice to the other, on or after the date that is nine (9) months following the date of this Agreement (the “Outside Date”), if the Closing shall not have occurred by the close of business on the Outside Date; provided that (i) in the case of a termination by Seller, Seller is not in default of any of its obligations hereunder such that the condition set forth in Section 8.1(b) would not be satisfied or (ii) in the case of a termination by Purchaser, Purchaser is not in default of any of its obligations hereunder such that the condition set forth in Section 8.2(b) would not be satisfied; provided, further, that Purchaser may extend the Outside Date until the date that is twelve (12) months following the date of this Agreement by giving written notice to Seller prior to the initial Outside Date if the only conditions to Closing that remain unsatisfied or unwaived on the initial Outside Date (other than conditions that by their nature are to be satisfied at the Closing) are the conditions set forth in Section 8.1(d), Section 8.2(d) and, solely with respect to an Order issued with respect to an Applicable Competition Law, Section 8.1(c) and Section 8.2(c);

(b)by mutual written agreement of Seller and Purchaser;

(c)by Seller, on the one hand, or Purchaser, on the other hand, by written notice to the other, if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby;

(d)by Seller (so long as Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the applicable conditions to Closing in Section 8.1 would not be satisfied), by written notice to Purchaser, in the event of a breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement, which breach would result in the failure of a condition set forth in Section 8.2 and which breach has not been cured within 30 days of receipt of written notice thereof or cannot be cured within 30 days after Purchaser receives written notice from Seller of such breach (or, if the Outside Date is fewer than 30 days after Purchaser’s receipt of such written notice, cannot be cured prior to the Outside Date); and

(e)by Purchaser (so long as Purchaser is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the applicable conditions to Closing in Section 8.2 would not be satisfied) by written notice to Seller, in the event of a breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement, which breach would result in the failure of a condition set forth in Section 8.1 and which breach has not been cured within 30 days of receipt of written notice thereof or cannot be cured within 30 days after Seller receives written notice from Purchaser of such breach (or, if the Outside Date is fewer than 30 days after Seller’s receipt of such written notice, cannot be cured prior to the Outside Date).

Section 4.4Effect of Termination

.

(a)In the event that this Agreement is validly terminated pursuant to Section 4.3, except as provided in Section 4.4(b), this Agreement shall thereafter be void and of no further force or effect and such termination shall be without Liability to Purchaser or Seller, except that the provisions of Article I, this Section 4.4 and Article X shall survive any termination of this Agreement; provided that no termination shall relieve any Party from Liability for any breach of any covenant or agreement contained in this Agreement prior to such termination other than in the case of a breach by Purchaser of any covenant or agreement of Purchaser contained in Section 7.4 or Section 7.5 (in the case of Section 7.5, to the extent related to Purchaser’s efforts with respect to obtaining any approval required under any Applicable Competition Law), which shall, except with respect to any Unexcused Regulatory Efforts Breach, be subject to the provisions of Section 4.4(b).

(b)In the event that (i) this Agreement is terminated by Seller or Purchaser in accordance with its terms pursuant to Section 4.3(c) based upon an Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby in connection with any approval required under any Applicable Competition Law, (ii) this Agreement is terminated by Seller pursuant to Section 4.3(d) based upon a breach by Purchaser of any covenant or agreement of Purchaser contained in Section 7.4, or (iii)  this Agreement is terminated by Seller or Purchaser pursuant to Section 4.3(a) and, at the time of such termination as contemplated by this clause (iii), all conditions to the Closing set forth in Section 8.1 have been satisfied or waived other than (A) conditions that by their nature are to be satisfied at the Closing, and but for such termination, would be satisfied at the Closing and (B) conditions set forth in Section 8.1(c) (so long as such Section 8.1(c) remains unsatisfied solely due to an Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby in connection with any approval required under any Applicable Competition Law), Section 8.1(d), or Section 8.1(i) (unless such condition remains unsatisfied as a result of a material breach by Seller of its obligations under Section 7.22(a)), then Purchaser will pay, or cause to be paid, to Seller an amount equal to $9,000,000 (the “Termination Fee”).  The payment of the Termination Fee shall be made within five (5) Business Days after such termination by wire transfer by Purchaser of immediately available funds to such account or accounts as may be designated in writing by Seller for such purpose.  Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated in circumstances where the Termination Fee is payable, then Seller’s receipt of the

Termination Fee pursuant to this Section 4.4 shall be the sole and exclusive remedy of Seller and its Affiliates against Purchaser and any of its Affiliates or any of their respective Representatives for any Losses suffered as a result of any breach by Purchaser of any covenant or agreement of Purchaser contained in Section 7.4 or Section 7.5 (in the case of Section 7.5, relating to Purchaser’s efforts with respect to obtaining any approval required under any Applicable Competition Law) that is not an Unexcused Regulatory Efforts Breach and, upon payment of the Termination Fee, none of Purchaser or any of its Affiliates or any of their respective Representatives shall have any further Liability relating to or arising out of any such breach.  For the avoidance of doubt, nothing in this Section 4.4(b) shall affect Seller’s rights to specifically enforce the terms of Section 7.4 as contemplated by Section 10.8 prior to termination of this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that as of the date hereof and as of the Closing:

Section 5.1Organization and Good Standing

.

(a)Seller is a limited liability company duly formed and validly organized and existing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its properties and assets and to carry on its business as it is conducted as of the date of this Agreement.  Each of Seller’s Affiliates required to enter into Ancillary Agreements, if applicable, at the Closing (such Affiliates, the “Other Seller Parties”) is duly formed and validly organized and existing under the Laws of its organization and has all requisite power and authority to own and operate its properties and assets and to carry on its business as it is conducted as of the date of this Agreement. The Acquired Company is a limited liability company duly formed and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its properties and assets and to carry on its Business as it is conducted as of the date of this Agreement.

(b)Copies of the Organizational Documents of the Acquired Company, as in effect as of the date of this Agreement, have been delivered or otherwise made available to Purchaser; all such Organizational Documents are valid and in force and, except as set forth on Schedule 5.1(b), no changes thereto have been resolved or implemented on or prior to the date of this Agreement.

(c)The Acquired Company is duly qualified or authorized to do business and is in good standing (to the extent such concept is known or acknowledged in the relevant jurisdiction) under the Laws of each jurisdiction in which it owns real property and each other jurisdiction in which its conduct of business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to materially interfere with the ability of the Acquired Company to conduct the Business as it is conducted as of the date of this Agreement.

Section 5.2Authorization of Agreement

.

(a)Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement or document contemplated by this Agreement to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the foregoing and each other agreement or document to be executed by any Other Seller Party in connection with the transactions contemplated hereby, including the Pre-Signing Reorganization, the “Seller Documents”), and to consummate the transactions and perform such other obligations contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Seller Documents and the consummation of the transactions and performance of such other obligations contemplated hereby and thereby have been duly authorized by all required action on the part of Seller.  This Agreement has been, and each of the Seller Documents will be, as applicable, at or prior to the Closing, duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and to general principles of equity (the “General Enforceability Exceptions”).

(b)As of the Closing, any Other Seller Party will have all requisite power, authority and legal capacity to execute each Seller Document to be executed by it in connection with the transactions contemplated by this Agreement, and to consummate the transactions and perform such other obligations contemplated thereby.  The execution and delivery of each such Seller Document and the consummation of the transactions and performance of the obligations contemplated thereby will have been duly authorized by all required action on the part of such Other Seller Party.  Each such Seller Document will be, at or prior to the Closing, duly and validly executed and delivered by such Other Seller Party, and (assuming the due authorization, execution and delivery by the other parties thereto) each such Seller Document, when so executed and delivered, will constitute, the legal, valid and binding obligation of such Other Seller Party, enforceable against such Other Seller Party in accordance with its terms, subject to the General Enforceability Exceptions.

Section 5.3Conflicts; Consents

.  Except as set forth on Schedule 5.3:

(a)assuming that all approvals, or deemed approvals, required under the Laws described in Section 5.3(b)(i) have been obtained, none of the execution and delivery by Seller of this Agreement or any Seller Document, the consummation of the transactions contemplated hereby or thereby or the compliance by Seller with any of the provisions hereof or thereof will (i) conflict with or result in any violation of the Organizational Documents of Seller or the Acquired Company, (ii) conflict in any material respect with, or result in any material breach or violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation of any material right or benefit under, any material Contract, Permit or Order to which Seller or the Acquired Company is a party or by which Seller or the Acquired Company or any of the properties or assets of Seller or the Acquired Company are bound (other than Intercompany Contracts), (iii) result in any material violation of any Law by which Seller or the Acquired Company or any of the properties or assets of Seller or the Acquired

Company are bound or (iv) create any Lien on the Acquired Company Equity Interests or assets of the Acquired Company, except to the extent that the terms of this Agreement constitute a Lien on the Acquired Company Equity Interests; and

(b)none of the execution and delivery by Seller of this Agreement or any Seller Document, the consummation of the transactions contemplated hereby or thereby or the compliance by Seller with any of the provisions hereof or thereof will require Seller or Acquired Company to obtain any Order or Permit of, or declare or file with, or give notification to, any Person (including any Governmental Body), except for (i) compliance with any applicable requirements of the HSR Act and (ii) such Orders, Permits, declarations, filings and notifications as to which the failure to obtain, make or give the same would not reasonably be expected to prevent or materially interfere with Seller’s ability to consummate the transactions contemplated by this Agreement and the Seller Documents.

Section 5.4Capitalization and Ownership

.

(a)Seller is the sole member of the Acquired Company and the sole holder of record and legal and beneficial owner of all of the Acquired Company Equity Interests, free and clear of any and all Liens other than transfer restrictions imposed by applicable securities Laws.  Seller has the power and authority to sell, transfer, assign and deliver the Acquired Company Equity Interests owned by Seller, and the sale, transfer, assignment and delivery of the Acquired Company Equity Interests to Purchaser as contemplated by this Agreement will convey to Purchaser (or one or more Purchaser Designated Subsidiaries) good and valid title to the Acquired Company Equity Interests, free and clear of any and all Liens, other than transfer restrictions imposed by applicable securities Laws and Liens created by Purchaser.  The Acquired Company Equity Interests represent all of the issued and outstanding Equity Securities in the Acquired Company and the Acquired Company is not party to any Contract granting another Person any rights with respect to the issuance of any new Equity Securities of the Acquired Company.

(b)The Acquired Company Equity Interests were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(c)Other than this Agreement, there is no Contract to which Seller is a party requiring the delivery of any of the Acquired Company Equity Interests by Seller to another Person, at the option of such Person or otherwise.  Seller is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Acquired Company Equity Interests.

(d)Except as set forth on Schedule 5.4(d), no insolvency or similar proceedings have been, or, to the Knowledge of Seller, have been threatened to be, opened over the assets of the Acquired Company and there are no circumstances that would require the opening of or application for such proceedings under applicable Law.  The Acquired Company has not ceased or suspended payments or agreed to any debt settlement arrangements with any of its creditors.

Section 5.5No Subsidiaries or Minority Investments

.  The Acquired Company does not have any Equity Securities in any other Person.

Section 5.6Financial Statements

.

(a)Schedule 5.6(a) to this Agreement sets forth copies of the unaudited combined carve-out financial statements of the Business as of December 31, 2018 and December 31, 2019 and the related unaudited combined carve-out statement of income of the Business for each of the two financial years ended December 31, 2018 and December 31, 2019 and the unaudited balance sheet (the “Interim Balance Sheet”) of the Business as of November 30, 2020 (the “Balance Sheet Date”) and the related unaudited combined statement of operations for the nine-month period then ended (all such financial statements collectively, the “Financial Statements”).  The Financial Statements present fairly in all material respects the financial position of the Business as of the dates presented therein, and the results of operations of the Business for the periods presented therein, in accordance with GAAP (except for the absence of footnote disclosure and, where applicable, customary year-end adjustments).  The Financial Statements have been prepared from the historical books, records and accounts of Seller and its Affiliates, including the Acquired Company, in connection with the transactions contemplated by this Agreement.  The Financial Statements are presented on a carve-out basis to include the historical financial position and results of operations applicable to the Business.  The allocation of costs and expenses included in the Financial Statements represent only a reasonable allocation methodology and are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operating as a separate entity or on a standalone basis.

(b)The books, records and accounts of the Acquired Company and, with respect to the Business, Seller and its other Affiliates have been maintained in material compliance with applicable legal and accounting requirements, and such books, records and accounts accurately reflect, in all material respects, all transactions in respect of conduct of the Business and the properties, assets and Liabilities of the Business and the Acquired Company.

(c)All outstanding accounts receivable shown on the Interim Balance Sheet that, as of the date hereof, remain outstanding are, and all accounts receivable to be included in the computation of Closing Net Working Capital in the Closing Statement will be, valid and genuine and have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the Ordinary Course of Business (it being understood, for the avoidance of doubt, that this Section 5.6(c) is not a guarantee of collection of all accounts receivable).

(d)Except as set forth on Schedule 5.6(d), all raw materials, work-in-progress, finished goods and packaging materials shown on the Interim Balance Sheet that, as of the date hereof, continue to be held by Seller and its Affiliates, including the Acquired Company, are usable and saleable in the Ordinary Course of Business, consistent with the reserves for obsolete materials and materials of below standard quality reflected on or set forth in the Financial Statements.

Section 5.7Absence of Certain Changes; Undisclosed Liabilities

.

(a)Except as contemplated by this Agreement or as set forth on Schedule 5.7(a), (i) from December 31, 2019 to the date of this Agreement, Seller and its Affiliates, including the Acquired Company, have conducted the Business in all material respects in the Ordinary Course of Business and (ii) since December 31, 2019, there has not been any Material Adverse Effect.

(b)Except as set forth on Schedule 5.7(b), the Business does not have any Liabilities of a nature required to be reflected on or set forth in a balance sheet prepared in accordance with GAAP other than:  (i) Liabilities reflected on or set forth in the Financial Statements and the notes thereto; (ii) Liabilities that will be included as current liabilities in Closing Net Working Capital; (iii) Liabilities arising after the Balance Sheet Date in the Ordinary Course of Business; and (iv) Liabilities arising in connection with this Agreement and the transactions contemplated hereby.

(c)Except as set forth on Schedule 5.7(c), the Acquired Company does not have any Indebtedness.

Section 5.8Pre-Signing Reorganization

.  Schedule 5.8 sets forth (a) all contracts, agreements, side letters, memoranda or other documents (the “Pre-Signing Reorganization Documents”) executed between Seller or one of its Affiliates (other than the Acquired Company), on the one hand, and the Acquired Company, on the other hand, in connection with the Pre-Signing Reorganization and (b) each of the Acquired Assets.  Seller has made available to Purchaser a complete, fully executed copy of each Pre-Signing Reorganization Document.

Section 5.9Taxes

.  Except as set forth on Schedule 5.9:

(a)All material Tax Returns required to be filed (i) by the Acquired Company and (ii) with respect to the Acquired Assets have, in each case, been timely filed (taking into account requests for extensions to file such Tax Returns); all such Tax Returns are correct and complete in all material respects; and all material Taxes required to be paid by the Acquired Company or with respect to the Acquired Assets (in each case, whether or not shown to be due and payable on any Tax Return) have been timely paid;

(b)(i) the unpaid Taxes of the Acquired Company, including for ordinary course operations and transactions outside of the Ordinary Course of Business, did not, as of the Balance Sheet Date, exceed in any material respect the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on or set forth in the Interim Balance Sheet to the extent required by GAAP, as in effect as of the date of this Agreement, and (ii) the Acquired Company has not, since the Balance Sheet Date, incurred any material Tax liability outside of the Ordinary Course of Business;

(c)as of the date hereof, there are no pending or ongoing audits, examinations, investigations or proceedings by any Tax Authority with respect to any material Taxes of the Acquired Company or any material Taxes relating to the Acquired Assets, and no such audits, examinations, investigations, or proceedings have been threatened, proposed or announced in writing by any Tax Authority;

(d)no claim has been made within the three years prior to the date of this Agreement by a Tax Authority in a jurisdiction in which the Acquired Company does not file Tax Returns that the Acquired Company is or may be subject to Tax by that jurisdiction;

(e)the Acquired Company has, in accordance with all Tax withholding, employment, social security, and other similar provisions of applicable U.S. federal, state, local and non-U.S. Law, timely paid and properly withheld and timely paid to the appropriate Tax Authority all material amounts of Taxes required to be withheld and paid;

(f)no Person has (i) waived any statute of limitations (and no request of any such waiver of consent is pending) with respect to Taxes of the Acquired Company or the Acquired Assets or (ii) agreed to any extension of the period for assessment or collection of any Taxes or deficiencies against the Acquired Company or the Acquired Assets;

(g)there are no Liens for Taxes on the assets of the Acquired Company (including the Acquired Assets), other than Permitted Exceptions;

(h)the Acquired Company does not have any Liability for the Taxes of any other Person (A) by reason of its being a member of an affiliated, consolidated, combined, or unitary Tax group or fiscal unity (except for the current affiliated group including Seller and the Acquired Company), (B) by reason of being a successor or transferee or otherwise by operation of Law, or (C) by reason of being party to any Tax Sharing Agreement (other than any agreement solely between or among the Acquired Company on the one hand, and Seller and its other Affiliates, on the other hand, which will be terminated prior to the Closing);

(i)the Acquired Company will not be required to include any material amount in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (A) change in, or impermissible use of, a method of accounting prior to the Closing; (B) closing or similar agreement with a Tax Authority entered into prior to the Closing; (C) prepaid amount received on or prior to the Closing Date; or (D) installment sale or open transaction disposition made prior to the Closing;

(j)there are no outstanding powers of attorney granted by the Acquired Company with respect to Taxes, other than those listed on Schedule 5.9;

(k)as of the Closing Date, the Acquired Company is properly classified as an association taxable as a corporation for U.S. federal income Tax purposes;

(l)the Acquired Company, and with respect to the Acquired Assets, any of its Affiliates, has complied in all material respects with the conditions stipulated in each Tax exemption, Tax holiday or reduced Tax rate granted by a Tax Authority, an no submission made to any Tax Authority in connection with obtaining any such Tax exemption, Tax holiday or reduced Tax rate contained any material misstatement or omission;

(m)the Acquired Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any other similar provision of state, local, or foreign Law);

(n)the Acquired Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law;

(o)the Acquired Company has (i) properly complied with all applicable Laws with respect to the deferral of the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act and (iii) not sought (and no Affiliate that would be aggregated with the Company (or any of its Subsidiaries) and treated as one employer for purposes of Section 2301 of the CARES Act has sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as amended by Section 1102 of the CARES Act); and

(p)no requests for rulings or determinations with respect to any Tax of the Acquired Company have been received or are pending before a Tax Authority.

This Section 5.9 and Section 5.6(a) (solely with respect to any Tax item in the Interim Balance Sheet) contain the sole and exclusive representations and warranties of Seller regarding Tax matters.

Section 5.10Real Property

.

(a)The Facility (not including the underlying land) is the only real property owned by the Acquired Company.  Schedule 5.10(a) sets forth a complete list, as of the date of this Agreement, of all real property leases or subleases for real property leased by the Acquired Company, or, with respect to the Business, Seller or any of its Affiliates, including any amendments or supplements thereto (individually, a “Real Property Lease” and collectively, the “Real Property Leases”).

(b)Except as set forth on Schedule 5.10(b):  (i) the Acquired Company has good and valid title to the Facility (not including the underlying land); and (ii) the Acquired Company is not a party to any Contract providing (A) another Person with the right to purchase from the Acquired Company any real property or any interest in real property or (B) the Acquired Company with the right or obligation to purchase from another Person any real property or any interest in real property.

(c)Except as set forth on Schedule 5.10(c):  (i) Seller has delivered or otherwise made available to Purchaser a complete copy of the Ground Lease as in effect as of the date of this Agreement; (ii) each Real Property Lease is in full force and effect and is the valid, binding and enforceable obligation of the Acquired Company, subject to the General Enforceability Exceptions; (iii) neither the Acquired Company nor Bestwall is in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, the Ground Lease; (iv) the Acquired Company has good and valid leasehold title to the Ground Lease, in each case, free and clear of all Liens (other than Permitted Exceptions), (v) all rent and other sums and charges currently due under the Ground Lease have been paid or will be paid within the applicable notice and grace period; (vi) the Acquired Company has neither taken any action that would render any option set forth in the Ground Lease invalid nor received any notice that such option is invalid; (vii) neither the Acquired Company nor, to the Knowledge of Seller, the landlord under the Ground Lease has (A) leased or subleased any portion of the Facility or any portion of the real property leased under the Ground Lease to any other Person and, except for Permitted Exceptions, no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement or (B) assigned its interest under the Ground Lease to any third party; and (viii) there are no condemnation proceedings or eminent domain proceedings of any kind pending, or to the Knowledge of Seller, threatened against any portion of the Facility or any real property leased under the Ground Lease.

(d)Except as set forth on Schedule 5.10(d), to the Knowledge of Seller, no fact or condition exists which could result in the termination or material reduction of the current access from the Facility or the land leased pursuant to the Ground Lease to existing roads or to sewer or other utility services presently serving such real property that would materially impact the use of such real property.

Section 5.11Tangible Personal Property

.

(a)The Acquired Company has good and valid title to any tangible personal property reflected on or set forth in the Interim Balance Sheet as being owned by the Business, free and clear of all Liens except for Permitted Exceptions, other than tangible personal property sold or disposed of since the Balance Sheet Date in the Ordinary Course of Business.

(b)Schedule 5.11(b) sets forth a complete list, as of the date of this Agreement, of all leases of tangible personal property by the Acquired Company or, with respect to the Business, any of its Affiliates involving annual payments in excess of $15,000 other than such leases that are Intercompany Contracts that will be terminated before or upon the Closing (collectively, “Personal Property Leases”).

(c)Except as set forth on Schedule 5.11(c):  (i) Seller has delivered or otherwise made available to Purchaser a complete copy of each Personal Property Lease as in effect as of the date of this Agreement; (ii) each Personal Property Lease is in full force and effect and is the valid, binding and enforceable obligation of the Acquired Company or its applicable Affiliate, subject to the General Enforceability Exceptions; and (iii) neither the Acquired Company nor, to the Knowledge of Seller as in effect as of the date of this Agreement, any other Person is in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any Personal Property Lease.

Section 5.12Intellectual Property

.

(a)Schedule 5.12(a) sets forth a complete list, as of the date of this Agreement, of all registrations and applications for the registration with a Governmental Body or Internet domain name registrar of Owned Intellectual Property and Licensed Intellectual Property licensed under any Business IP Agreement (collectively, the “Registered Intellectual Property”), indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner.  Except as set forth on Schedule 5.12(a), each item of Registered Intellectual Property is (i) valid (with respect to Issued Registered IP only), subsisting and enforceable (with respect to Issued Registered IP only), (ii) in compliance with any and all formal legal requirements necessary to maintain the validity and enforceability of the Issued Registered IP, (iii) in compliance with any and all formal legal requirements necessary to record and perfect the owner’s interest therein, and (iv) not subject to any outstanding Order, Business IP Agreement or Ancillary Agreement adversely affecting the Acquired Company’s use thereof or rights thereto or that would impair the validity or enforceability thereof, except where terms of an applicable Business IP Agreement do not so materially adversely affect or materially impair.

(b)The Acquired Company (i) has a valid license to use all Licensed Intellectual Property in connection with the operation of the Business, subject only to the terms of the Business IP Agreements, (ii) exclusively owns all right, title and interest, free and clear of all Liens (other than Permitted Exceptions), in and to all registrations and applications for the registration with a Governmental Body or Internet domain name registrar of Owned Intellectual Property and (iii) to the Knowledge of Seller, exclusively owns all right, title and interest, free and clear of all Liens (other than Permitted Exceptions), in and to all other material Owned Intellectual Property.

(c)Except as set forth on Schedule 5.12(c), the Business Intellectual Property, together with the Intellectual Property to be licensed or made available to Purchaser (or one or more Purchaser Designated Subsidiaries) pursuant to the Ancillary Agreements, constitutes all Intellectual Property necessary and sufficient to enable the Acquired Company, Purchaser or its Affiliates immediately following the Closing to continue to conduct the Business as it is conducted as of the date of this Agreement.  The Business Intellectual Property includes all, and following the Closing, neither Seller nor any of its Affiliates (other than the Acquired Company) will own or license any, material Intellectual Property that has been used or held for use in the Business in the past twelve (12) months.

(d)Except as set forth on Schedule 5.12(d), as of the date of this Agreement, there is no pending or, to the Knowledge of Seller, threatened Action by any third party contesting or challenging (i) the ownership, validity, registrability or enforceability of any Business Intellectual Property, or (ii) the ownership or right to use, as applicable, by Seller or the Acquired Company, of any Business Intellectual Property.

(e)To the Knowledge of Seller, the conduct of the Business, as currently conducted, does not infringe, violate or misappropriate any Intellectual Property of any third party or constitute contributory infringement, inducement of infringement or unfair competition or trade practices under the Law of any jurisdiction.  Except as set forth on Schedule 5.12(e), as of the date of this Agreement, there are no claims pending before any Governmental Body or, to the Knowledge of Seller, threatened against Seller or the Acquired Company by any Person alleging that the Acquired Company or the conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person.

(f)Except as set forth on Schedule 5.12(f), to the Knowledge of Seller, (i) no Person is engaging in any activity that infringes, misappropriates or otherwise violates or conflicts with any Business Intellectual Property and (ii) as of the date of this Agreement, there is no claim pending before any Governmental Body or threatened by Seller or the Acquired Company, against any Person alleging such Person is engaged in any such activity.

(g)The Acquired Company and, with respect to the Business, Seller and all of its other Affiliates have used commercially reasonable efforts to maintain the confidentiality and prevent the disclosure of all confidential information, including all Intellectual Property owned by or licensed to, as the case may be, the Acquired Company which it intends to maintain as a trade secret, used or held for use in the operation of the Business.  No material confidential information, trade secrets or other confidential Business Intellectual Property has been disclosed by Seller or any of its Affiliates, including the Acquired Company, to, or, to the Knowledge of Seller, discovered by, any Person except pursuant to appropriate non-disclosure or license agreements that (i) obligate such Person to keep such material confidential information, trade secrets or other confidential Business Intellectual Property confidential both during and after the term of such agreement, and (ii) are valid, subsisting, in full force and effect and binding on the parties thereto and with respect to which neither Seller or any of its Affiliates, including the Acquired Company, nor, to the Knowledge of Seller, such Person is in default thereunder.

(h)Under Seller’s or any of its Affiliates’ (including the Acquired Company’s) standard confidentiality agreement for employees, employees involved in the creation or development of material Intellectual Property for or on behalf of, or in connection with, the Business effectively assign all right, title and interest in and to such Intellectual Property to Seller or one of its Affiliates (including the Acquired Company).  Each such employee of Seller or one of its Affiliates, including the Acquired Company, that was first employed by Seller or one of its Affiliates, including the Acquired Company, since June 19, 2013, has signed such an agreement.  To the Knowledge of Seller, each such employee of Seller or one of its Affiliates, including the Acquired Company, that was first employed by Seller or one of its Affiliates, including  the Acquired Company, before June 19, 2013, has either signed such an agreement or is bound by applicable Law to effectively assign all right, title and interest in and to such Intellectual Property to Seller or one of its Affiliates, including the Acquired Company.  All Contingent Workers of Seller or one of its Affiliates, including the Acquired Company, that were first engaged by Seller or one of its Affiliates, including the Acquired Company, since June 19, 2013, and that were involved in the creation or development of material Intellectual Property for or on behalf of, or in connection with, the Business have executed a written agreement effectively assigning all of their right, title and interest in and to such Intellectual Property to Seller or one of its Affiliates (including the Acquired Company).  To the Knowledge of Seller as of the date of this Agreement, no such employee or Contingent Worker of Seller or any of its Affiliates, including the Acquired Company, is in default or breach of any term of such agreements or in violation of such Law.

(i)The Business IT Assets, together with the Software included in the Business Intellectual Property and the Software to be licensed pursuant to the Transition Services Agreement, are adequate for the conduct of the Business as it is conducted as of the date of this Agreement and operate and perform in all material respects in accordance with their documentation and functional specifications.  The Business IT Assets, together with the Software included in the Business Intellectual Property and the Software to be licensed pursuant to the

Transition Services Agreement, have not materially malfunctioned since January 1, 2018 and, to the Knowledge of Seller, the Business IT Assets and the Software included in the Business Intellectual Property do not contain any disabling codes or instructions, “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other Software routines or hardware components that (i) significantly disrupt or adversely affect the functionality of any Business IT Assets or the Software included in the Business Intellectual Property, or (ii) enable or assist any Person to access without authorization any Business IT Assets.  The Acquired Company and, with respect to the Business, its Affiliates have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices and, to the Knowledge of Seller, no Person has gained unauthorized access to any Business IT Assets.

(j)The Acquired Company is and, with respect to the Business, Seller and its other Affiliates are in compliance in all material respects with all applicable Laws pertaining to privacy and personally identifiable information, sensitive personal information and any special categories of personal information regulated thereunder or covered thereby.

Section 5.13Material Contracts

.

(a)Schedule 5.13(a) (which is arranged in subsections corresponding to the subsections of this Section 5.13(a)) sets forth a complete list, as of the date of this Agreement, of all of the following Contracts to which the Acquired Company or, with respect to the Business, one of its Affiliates is a party or by which the Acquired Company or, with respect to the Business, one of its Affiliates is bound, other than Intercompany Contracts that will be terminated before or upon the Closing (collectively, the “Material Contracts”):

(i)Contracts containing covenants limiting the freedom of the Acquired Company or any of its Affiliates to compete in any line of business or with any Person or in any geographic area or market or granting to another Person a right of exclusivity;

(ii)Contracts containing a “most-favored-nation”, “meet-or-release”, “take-or-pay”, requirements or minimum volume provision;

(iii)any distributor, sales agent, reseller, sales representative, joint marketing, joint development, joint venture or other similar Contracts;

(iv)Contracts regarding swaps, options, forward sales or purchases, futures and other financial derivatives and combinations thereof;

(v)Contracts with any Governmental Body;

(vi)Contracts granting to any Person a first refusal, first offer or other right to purchase any of the properties or assets of the Business (other than Contracts relating to the sale of products made and sold by the Business to customers of the Business);

(vii)Contracts obliging the Acquired Company or, with respect to the Business, one of its Affiliates to acquire any operating business or the equity of any other Person;

(viii)any other Contracts (other than the Real Property Leases, Personal Property Leases and Seller Benefit Plans) between the Acquired Company or, with respect to the Business, one of its Affiliates and any Person to whom the Acquired Company or, with respect to the Business, one of its Affiliates is obligated to pay more than $500,000 in consideration in a calendar year that have a term of longer than 90 days or are not terminable by the Acquired Company or one of its Affiliates without penalty on notice of 90 days or less;

(ix)Contracts pursuant to which the Acquired Company or, with respect to the Business, one of its Affiliates (A) receives a license, covenant not to sue or other right under any Intellectual Property (other than licenses of commercially available off-the-shelf Software) or (B) grants a license, covenant not to sue or other right with respect to any Intellectual Property (other than non-exclusive licenses granted to customers in the Ordinary Course of Business);

(x)any other Contracts (other than the Real Property Leases, Personal Property Leases and any Seller Benefit Plans) between the Acquired Company or, with respect to the Business, one of its Affiliates and any Person that is obligated to pay more than $500,000 in consideration in a calendar year to the Acquired Company or, with respect to the Business, one of its Affiliates that have a term of longer than 90 days or are not terminable by the Acquired Company or one of its Affiliates without penalty on notice of 90 days or less; and

(xi)any Contract that purports to bind and would materially impact any Affiliates of the Acquired Company, including, after the Closing, Purchaser or its Affiliates (other than the Acquired Company), that is not terminable by the applicable Acquired Company or one of its Affiliates following the Closing by not more than 60 days’ notice.

(b)Except as set forth on Schedule 5.13(b):  (i) Seller has delivered or otherwise made available to Purchaser a complete copy of each Material Contract as in effect as of the date of this Agreement; (ii) each Material Contract is in full force and effect and is the valid, binding and enforceable obligation of the Acquired Company or one of its Affiliates, subject to the General Enforceability Exceptions; and (iii) neither the Acquired Company or one of its Affiliates, on the one hand, nor, to the Knowledge of Seller as of the date of this Agreement, any other Person, on the other hand, is in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any Material Contract.

(c)Seller has made available to Purchaser true and correct copies of the Business’ standard terms and conditions of sale.  Except as set forth on Schedule 5.13(c), all purchase orders of the customers of the Business set forth on Schedule 5.14(a)(i) with any remaining obligations thereunder have been subject to such standard terms and conditions of sale (other than deviations from such standard terms and conditions with respect of payment or delivery terms made in the Ordinary Course of Business or other deviations that are not material) or such other terms and conditions that are not materially less favorable to the Acquired Company or its Affiliates than such standard terms and conditions of sale.

Section 5.14Material Customers and Suppliers

.

(a)Schedule 5.14(a)(i) lists the twenty (20) largest customers (including distributors) of the Business (measured by revenues) for each of (i) the calendar years 2018 and 2019 and (ii) the seven-month period ended July 31, 2020.  Except as set forth on Schedule 5.14(a)(ii), since January 1, 2019, neither Seller Parent nor any of its Subsidiaries has, as of the date of this Agreement, received from any customer (including distributors) listed or required to be listed on Schedule 5.14(a)(i) a written notice expressly stating that such customer intends to terminate or change materially, in a manner adverse to the Business, its relationship with the Business (excluding any routine written communications from such a customer seeking or stating its intent to seek a reduction in the price it pays for the products it acquires from the Business).

(b)Schedule 5.14(b)(i) lists the twenty (20) largest suppliers of the Business (measured by aggregate amounts paid or payable by the Acquired Company or, with respect to the Business, Seller or one of its other Affiliates) for each of (i) the calendar years 2018 and 2019 and (ii) the seven-month period ended July 31, 2020.  Except as set forth on Schedule 5.14(b)(ii), since January 1, 2019, neither Seller Parent nor any of its Subsidiaries has, as of the date of this Agreement, received from any supplier listed or required to be listed on Schedule 5.14(b)(i) a written notice expressly stating that such supplier intends to terminate or change materially, in a manner adverse to the Business, its relationship with the Business (excluding any routine written communications from such a supplier seeking or stating its intent to seek an increase in the price it receives for the products it sells to the Business).

(c)Schedule 5.14(c) lists, as of the date hereof, (i) those suppliers of the Acquired Company that are the sole source of the Business for products or services which are critical to the operation of the Business and which cannot be replaced with similar products that are otherwise generally available from other suppliers (subject to the performance of appropriate supplier and product qualification procedures) and (ii) the related products or services for which such suppliers are the sole source.  Except as set forth on Schedule 5.14(c), since January 1, 2019, neither Seller Parent nor any of its Subsidiaries has, as of the date of this Agreement, received from any supplier listed or required to be listed on Schedule 5.14(c) a written notice expressly stating that such supplier intends to terminate or change materially, in a manner adverse to the Business, its relationship with the Business (excluding any routine written communications from such a supplier seeking or stating its intent to seek an increase in the price it receives for the products it sells to the Business).

Section 5.15Employment and Labor Matters

.

(a)Work Accidents.  To the Knowledge of Seller as of the date of this Agreement, and except as set forth on Schedule 5.15(a), (i) there has been no work accident on the premises of the Acquired Company or, with respect to the Business, Seller or any of its Affiliates since January 1, 2018 which individual work accident caused Liabilities of the Acquired Company, the premises of Seller or any of its Affiliates to one or more injured employees in excess of $10,000, and (ii) no Governmental Body has requested in writing that the Acquired Company or, with respect to the Business, Seller or any of its Affiliates implement measures not yet implemented as a consequence of any work accident, the implementation of which individual measures involve expenditures in excess of $15,000.

(b)Employee Census Information.  Schedule 5.15(b) sets forth a complete and accurate anonymized list, as of the date hereof, of all current Business Employees, including, as applicable for each such individual: (i) title(s), (ii) date of hire, (iii) work location, (iv) employing entity, (v) current base compensation or wage rate, (vi) commission, incentive and other bonus compensation paid for fiscal year 2019 and (vii) classification under applicable wage and hour Laws as either exempt or not exempt for overtime pay.  Schedule 5.15(b) also sets forth an aggregate year-to-date accrual for 2020 for all current Business Employees.  Each employee of the Acquired Company is primarily engaged in providing services to the Business.

(c)Contingent Workers.  Schedule 5.15(c) is a complete list, as of the date of this Agreement, of all Contingent Workers who are engaged by the Acquired Company.

(d)Compensation Claim Matters. As of the date hereof, other than as indicated on Schedule 5.15(d), none of the Business Employees is entitled to any compensation of any kind, other than as paid in the Ordinary Course of Business.

(e)Compliance and Classification of Independent Contractors.  The Acquired Company has and, with respect to the Business, its Affiliates have complied in all material respects and is in compliance in all material respects with all Laws relating to employment, labor and the workplace, including Laws relating to wages, hours, collective bargaining, occupational safety and health, work authorization, equal employment opportunity, equal treatment, discrimination in employment, terms and conditions of employment, immigration, unemployment compensation, workers’ compensation, employee privacy and right-to-know.  The Acquired Company (i) does not treat any individual as an independent contractor who in accordance to applicable Laws must be treated as an employee, and (ii) has, except as set forth on Schedule 5.15(e), properly compensated all employees for overtime work.  The Acquired Company has no Liability for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits for employees other than in the Ordinary Course of Business.  The Acquired Company and, with respect to the Business, Seller and its other Affiliates have promptly, thoroughly and impartially investigated all sexual harassment, discrimination and whistleblower allegations brought to their attention and the Acquired Company and, with respect to the Business, Seller and its other Affiliates have taken prompt corrective action or such other action that is reasonably calculated to prevent harassment or other retaliation in the first instance and further harassment or other retaliation, if any.

(f)Plans and Material Documents.  Schedule 5.15(f) lists all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (each, a “Benefit Plan”), to which Seller or an Affiliate of Seller is a party, in which any current or former employee, officer, director or service provider of the Business participates collectively, the “Seller Benefit Plans”). Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the transfer to or assumption of any Benefit Plan.  Neither the Acquired Company nor any current or former ERISA Affiliate of the Acquired Company has maintained, established, sponsored, participated in or contributed to any Multiemployer Plan related to the Business. There are no Benefit Plans with respect to which the

Acquired Company has any obligation, or which are maintained, contributed to or sponsored by the Acquired Company for the benefit of any current or former employee, officer, director or service provider of the Business.

(g)Seller Benefit Plans.  No Seller Benefit Plan is, nor in the past six years has been, subject to Title IV of ERISA or Section 412 of the Code or is a “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA). Seller and its other Affiliates (i) have performed all material obligations required to be performed by them under each Seller Benefit Plan and (ii) are not in any material default under or in violation of any such Seller Benefit Plan, and to the Knowledge of Seller, there is no material default or violation with respect to any Seller Benefit Plan that could result in Liability to the Acquired Companies or to any Purchaser Group Member. Each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (the “Seller 401(k) Plan”) is so qualified, and the related trust is tax-exempt under Section 501(a) of the Code, and to the Knowledge of Seller, nothing has occurred that could reasonably be expected to adversely affect such qualification.

(h)Absence of Certain Arrangements.  Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event) will (i) result in any forgiveness of any indebtedness of any director, officer, employee or former employee of the Business; (ii) materially increase any compensation or benefits otherwise payable under any Seller Benefit Plan; (iii) result in any acceleration of the time of payment, vesting or funding of any material benefits under any Seller Benefit Plan; or (iv) result in any payment, benefit or other entitlement becoming due or that (A) would be deductible but for Section 280G of the Code, or (B) would result in any excise tax on any Continuing Employee or service provider of the Business under Section 4999 of the Code.  No Business Employee or other service provider of the Business is entitled to any gross-up, make-whole or other additional payment from Seller or any of its Affiliates in respect of any Tax (including Taxes imposed under Sections 4999 or 409A of the Code).

(i)Labor Agreements.  Except as set forth on Schedule 5.15(i), as of the date of the Agreement, neither the Acquired Company nor, with respect to the Business, Seller or one of its other Affiliates is, and since June 19, 2013, has been, party to any collective bargaining agreements or other labor union contract or labor agreements.

(j)Union Matters, Work Stoppages and Disputes.  Except as set forth on Schedule 5.15(j), (i) there are no and, to the Knowledge of Seller, since June 19, 2013, there has not been any organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Business Employee  threatened and (ii) there are no material strikes, slowdowns or work stoppages pending or, to Knowledge of Seller, threatened, between the Acquired Company and the Business Employees, and (iii) to the Knowledge of Seller, there has not been any material strike, slowdown or work stoppage between the Acquired Company and the Business Employees since June 19, 2013.

(k)Non-Compete Matters.  No Business Employee is, to the Knowledge of Seller, subject to any non-compete, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement in conflict with the Business.  To the Knowledge of Seller, no Business Employee or other service provider is in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant to which such Business Employee  or other service provider is bound: (i) to Seller or any of its Affiliates, including the Acquired Company, or (ii) with respect to any Person who is a service provider of the Business, with any third party with respect to such Person’s right to be employed or engaged by Seller or any of its Affiliates, including the Acquired Company.

(l)WARN Act Matters.  Since January 1, 2018, neither the Acquired Company nor, with respect to the Business, Seller has effectuated a “plant closing” or a “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”) (or any other similar applicable law),   at the Facility or with respect to the Business.

Section 5.16Litigation

.  Except as set forth on Schedule 5.16, as of the date of this Agreement:  (a) there are no material Actions pending or, to the Knowledge of Seller, threatened in writing against Seller or its Affiliates with respect to the Business, the Acquired Company or any of its properties or assets and (b) except with respect to environmental matters (the sole and exclusive representations and warranties with respect to which are contained in Section 5.18), there are no unsatisfied Orders against or involving the Acquired Company or, with respect to the Business, Seller or its other Affiliates or any of the properties or assets of the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates.

Section 5.17Compliance with Laws; Permits

.  Except with respect to Tax matters (the sole and exclusive representations and warranties with respect to which are contained in Section 5.9 and Section 5.6(a) (solely with respect to any Tax item in the Interim Balance Sheet)), employee benefit matters (the sole and exclusive representations and warranties with respect to which are contained in Section 5.15) and environmental matters (the sole and exclusive representations and warranties with respect to which are contained in Section 5.18) and except as set forth on Schedule 5.17:

(a)The Acquired Company and, with respect to the Business, Seller and its other Affiliates are, and since January 1, 2018 have been, in compliance in all material respects with Laws applicable to the Business and its properties and assets;

(b)since January 1, 2018, the Acquired Company and, with respect to the Business, Seller and its other Affiliates have not, as of the date of this Agreement, received any written notice from any Governmental Body alleging, or been charged with, a material violation of any Laws by Seller and its Affiliates, including the Acquired Company;

(c)(i) the Acquired Company has all material Permits that are necessary under applicable Laws to conduct the Business as it is conducted as of the date of this Agreement; (ii) all such Permits are in full force and effect and are valid and in good standing; and (iii) the Acquired Company is not in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any such Permit;

(d)(i) since January 1, 2016, none of the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates nor any of their respective directors, officers or employees acting on behalf of the Acquired Company or, with respect to the

Business, Seller or any of its other Affiliates, nor, to the Knowledge of Seller, any of its respective Representatives acting on behalf of the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates have, directly or indirectly: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (B) made any direct or indirect unlawful payments to any foreign governmental officials or employees or to any political parties or campaigns from corporate funds; (C) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”); or (D) made, paid, offered, promised or given any other unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign government official or any other Person; (ii) to the Knowledge of Seller as of the date of this Agreement, no Governmental Body is investigating or has conducted, initiated, or threatened any investigation of the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates, or any of their respective officers, directors, or employees, in connection with an alleged or possible violation of any Anti-Corruption Laws (in each case, in connection with the Business); and (iii) the Acquired Company and, with respect to the Business, Seller and its other Affiliates have not (A) submitted any voluntary or involuntary disclosure to any Governmental Body or (B) conducted or, as of the date of this Agreement, received any written notice from any Governmental Body or any other Person of an investigation, audit, or inquiry in connection with an alleged or possible violation of any Anti-Corruption Laws;

(e)neither the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates, nor any of their respective directors, officers or employees acting on behalf of the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates, nor, to the Knowledge of Sellers, any other Person acting on behalf of the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates, is or has since January 1, 2016 been engaged in any agreement, arrangement, practice or conduct which amounts to a contravention of Section 1 of the Sherman Antitrust Act of 1890, Section 5 of the Federal Trade Commission Act of 1914 or any equivalent or similar legislation in any other country or jurisdiction; and

(f)(i) the Acquired Company and, with respect to the Business, Seller and its other Affiliates and their respective directors, officers or employees acting on behalf of the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates, and, to the Knowledge of Seller, all of their other respective Representatives acting on behalf of the Acquired Company or, with respect to the Business, Seller and its other Affiliates, are and at all times since January 1, 2016 have been in compliance with all applicable sanctions Laws, ex-im Laws, and U.S. anti-boycott Laws (collectively, the “Trade Controls”); (ii) neither the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates nor any of their directors, officers or employees acting on behalf of the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates, nor, to the Knowledge of Seller as of the date of this Agreement, any of their other respective Representatives acting on behalf of the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates, is or since January 1, 2016 has been: (A) a sanctioned Person; (B) organized, resident or located in a country that is the target of comprehensive territorial sanctions; or (C) otherwise in violation of applicable

Trade Controls; (iii) to the Knowledge of Seller as of the date of this Agreement, no Governmental Body is investigating or has conducted, initiated, or threatened any investigation of the Acquired Company or, with respect to the Business, Seller or any of its Affiliates, or any of their respective officers, directors, or employees, in connection with an alleged or possible violation of any Trade Controls; and (iv) the Acquired Company and, with respect to the Business, Seller and its other Affiliates have not (A) submitted any voluntary or involuntary disclosure to any Governmental Body or (B) conducted or, as of the date of this Agreement, received any written notice from any Governmental Body or any other Person of an investigation, audit, or inquiry in connection with an alleged or possible violation of any Trade Controls.

Section 5.18Environmental Matters

.  Except as set forth on Schedule 5.18:

(a)the Acquired Company and, with respect to the Business, Seller and its Affiliates are, and since January 1, 2018 have been, in compliance in all material respects with all applicable Environmental Laws;

(b)since January 1, 2018, the Acquired Company and, with respect to the Business, Seller and its Affiliates have not, as of the date of this Agreement, received any written notice from a Governmental Body or other Person alleging a material violation of any Environmental Law by Seller or any of its Affiliates, including the Acquired Company, or alleging that Seller or any of its Affiliates, including the Acquired Company, may have any material Liability under any Environmental Law;

(c)the Acquired Company has all material Permits that are necessary under applicable Environmental Laws to conduct the Business as it is conducted as of the date of this Agreement;

(d)the Acquired Company and, with respect to the Business, its Affiliates are not, and since January 1, 2018 have not been, in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any Permit issued pursuant to an Environmental Law;

(e)as of the date of this Agreement, there are no unsatisfied Orders or Contracts with a Governmental Body or other Person against or involving the Acquired Company or, with respect to the Business, any of its Affiliates or any of the properties or assets of the Acquired Company or, with respect to the Business, any of its Affiliates relating to (i) Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material;

(f)as of the date of this Agreement, there are no material Actions pending or threatened in writing against the Acquired Company or, with respect to the Business, any of its Affiliates or any of the properties or assets of the Acquired Company relating to any Environmental Law, Remedial Action, or Release or threatened Release of a Hazardous Material;

(g)to the Knowledge of Seller, as of the date of this Agreement, there are no investigations by any Governmental Body of the Acquired Company or, with respect to the

Business, any of its Affiliates or any of the properties or assets of the Acquired Company, or of any real property previously owned, operated or leased by the Acquired Company or, with respect to the Business, any of its Affiliates, pending or threatened in writing that would reasonably be expected to result in the imposition on the Acquired Company or, with respect to the Business, any of its Affiliates of any material Liability pursuant to any Environmental Law;

(h)the Acquired Company and, with respect to the Business, Seller and its other Affiliates have not Released any Hazardous Material that requires any material Remedial Action pursuant to Environmental Law or would be reasonably expected to result in any material Actions;

(i)there has been no presence or Release of any Hazardous Material on, at, in, under, to or from the Facility or real property that is subject to a Real Property Lease that requires any material Remedial Action pursuant to Environmental Law or would be reasonably expected to result in any material Actions; and

(j)as of the date of this Agreement, neither the Acquired Company nor, with respect to the Business, Seller or any of its other Affiliates is conducting or funding any material Remedial Action.

This Section 5.18 contains the sole and exclusive representations and warranties of Seller regarding any Environmental Law, Remedial Action, or Release or threatened Release of a Hazardous Material.

Section 5.19Condition and Sufficiency of Assets

.

(a)Except as set forth on Schedule 5.19(a), the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property that are owned, leased or licensed by the Acquired Company are, taken as a whole, in reasonable working condition and repair, normal wear and tear excepted, to enable the Acquired Company to conduct the Business as it is conducted as of the date of this Agreement, subject to periodic maintenance, repair and replacement in the Ordinary Course of Business.

(b)Except as set forth on Schedule 5.19(b), the properties, assets, rights and facilities that are owned, leased or licensed by the Acquired Company, together with the assets, goods, services and licenses contemplated to be provided under the Ancillary Agreements, are sufficient to enable the Acquired Company, immediately following the Closing, to continue to conduct the Business substantially in the same manner as conducted by Seller and its Affiliates, including the Acquired Company, as of the date hereof.

Section 5.20Product Warranty and Product Liability

.  Except as set forth on Schedule 5.20, since January 1, 2018:

(a)all products manufactured, assembled, sold, distributed or marketed by the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates have complied in all material respects with all warranties related to such products;

(b)the Acquired Company and, with respect to the Business, Seller and its other Affiliates have not incurred any material Liability for replacement of, or refunds in respect of, any products manufactured, assembled, sold, distributed or marketed by the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates, except for Liability incurred in the Ordinary Course of Business for which appropriate reserves have been established and as would not, individually or in the aggregate, reasonably be expected to be material to the operations of the Business, taken as a whole; and

(c)there have, as of the date of this Agreement, been no Actions or claims threatened in writing involving the Acquired Company or the Business and concerning any product manufactured, assembled, sold, distributed or marketed by the Acquired Company or, with respect to the Business, Seller or any of its other Affiliates relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any such product or any alleged failure to warn, or any alleged breach of implied warranties or representations with respect to any such product except for such Actions or claims that would not reasonably be expected to, individually or in the aggregate, result in material harm or damage to the Business, taken as a whole, and, to the Knowledge of Seller, no such Actions have been threatened in writing as of the date hereof.

Section 5.21Insurance

.  Schedule 5.21 sets forth a complete list, as of the date of this Agreement, of all insurance policies maintained by the Acquired Company to insure risks arising during the current year, including details of the insured, insured risk, insurance company, policy number, date, term, annual premium and maximum amount of coverage (the “Insurance Policies”).  All premiums due under the Insurance Policies have been paid and there has been no breach of any material obligation of the Acquired Company under the Insurance Policies.

Section 5.22Business Guarantees; Transactions with Affiliates

.

(a)Schedule 5.22(a) sets forth a complete list, as of the date of this Agreement, of all Business Guarantees.

(b)Except as set forth on Schedule 5.22(b), (i) there are no Intercompany Contracts related to the Business and (ii) neither Seller nor any of its Affiliates (other than the Acquired Company) has any ownership, leasehold or similar interest in any property or asset used in the conduct of the Business.

Section 5.23Financial Advisors

.  No Person is entitled to any fee or commission or like payment as a broker, finder or financial advisor for Seller or its Affiliates, including the Acquired Company, in connection with the transactions contemplated by this Agreement.

Article VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that as of the date hereof and as of the Closing:

Section 6.1Organization and Good Standing

.

(a)Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Pennsylvania and has all requisite power and authority to own, lease and operate properties and assets and carry on its business as conducted as of the date of this Agreement.

(b)As of the Closing, any Purchaser Designated Subsidiary will be validly organized and existing under the Laws of its jurisdiction of organization or formation and will have all requisite power and authority to own and operate its properties and assets and to carry on its business as it is conducted as of the Closing.

Section 6.2Authorization of Agreement

.

(a)Purchaser has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement or document contemplated by this Agreement to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”), and to consummate the transactions and perform such other obligations contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the Purchaser Documents and the consummation of the transactions and performance of the obligations contemplated hereby and thereby have been duly authorized by all required action on the part of Purchaser.  This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document, when so executed and delivered, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.

(b)As of the Closing, any Purchaser Designated Subsidiary will have all requisite power, authority and legal capacity to execute each Purchaser Document to be executed by it in connection with the transactions contemplated by this Agreement, and to consummate the transactions and perform such other obligations contemplated thereby.  The execution and delivery of each such Purchaser Document and the consummation of the transactions and performance of the obligations contemplated thereby will have been duly authorized by all required action on the part of such Purchaser Designated Subsidiary.  Each such Purchaser Document will be, at or prior to the Closing, duly and validly executed and delivered by such Purchaser Designated Subsidiary, and (assuming the due authorization, execution and delivery by the other parties thereto) each such Purchaser Document, when so executed and delivered, will constitute, the legal, valid and binding obligation of such Purchaser Designated Subsidiary, enforceable against such Purchaser

Designated Subsidiary in accordance with its terms, subject to the General Enforceability Exceptions.

Section 6.3Conflicts; Consents

.  Except as set forth on Schedule 6.3:

(a)assuming all approvals, or deemed approvals, required under the Laws described in Section 6.3(b)(i) have been obtained, none of the execution and delivery by Purchaser of this Agreement or any Purchaser Document, the consummation of the transactions contemplated hereby or thereby or the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with or result in any violation of the Organizational Documents of Purchaser, (ii) conflict in any material respect with, or result in any material breach or violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation of any material right or benefit under, any material Contract, Permit or Order to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound, or (iii) result in any material violation of any Law by which Purchaser or any of its properties or assets is bound;

(b)none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by Purchaser with any of the provisions hereof or thereof will require Purchaser to obtain any Order or Permit of, or declare or file with, or give notification to, any Person (including any Governmental Body), except for (i) compliance with any applicable requirements of the HSR Act and (ii) such Orders, Permits, declarations, filings and notifications as to which the failure to obtain, make or give the same would not reasonably be expected to prevent or materially interfere with Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser Documents;

(c)assuming all approvals, or deemed approvals, required under the Laws described in Section 6.3(d)(i) have been obtained, none of the execution and delivery by any Purchaser Designated Subsidiary of any Purchaser Document to be executed by it (rather than Purchaser), the consummation of the transactions contemplated by any such Purchaser Document or the compliance by such Purchaser Designated Subsidiary with any of the provisions thereof will (i) conflict with or result in any violation of the Organizational Documents of such Purchaser Designated Subsidiary, (ii) conflict in any material respect with, or result in any material breach or violation of or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation of any material right or benefit under, any material Contract, Permit or Order to which such Purchaser Designated Subsidiary is a party or by which such Purchaser Designated Subsidiary or any of its properties or assets is bound, or (iii) result in any material violation of any Law by which such Purchaser Designated Subsidiary or any of its properties or assets is bound; and

(d)none of the execution and delivery by any Purchaser Designated Subsidiary of any Purchaser Document to be executed by it (rather than Purchaser), the consummation of the transactions contemplated by the Purchaser Documents or the compliance by such Purchaser Designated Subsidiary with any of the provisions thereof will require such

Purchaser Designated Subsidiary to obtain any Order or Permit of, or declare or file with, or give notification to, any Person (including any Governmental Body), except for (i) compliance with any applicable requirements of the HSR Act and (ii) such Orders, Permits, declarations, filings and notifications as to which the failure to obtain, make or give the same would not reasonably be expected to prevent or materially interfere with such Purchaser Designated Subsidiary’s ability to consummate the transactions contemplated by such Purchaser Document.

Section 6.4Litigation

.  There are no Actions pending or, to the knowledge of Purchaser, threatened in writing against Purchaser that, if adversely determined, would reasonably be expected to prevent or materially interfere with Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser Documents.  Purchaser is not subject to any Order of any Governmental Body that would reasonably be expected to prevent or materially interfere with Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser Documents.

Section 6.5Securities Matters

.  Purchaser is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933 (the “Act”), and is acquiring the Acquired Company Equity Interests solely for its own account and not with a view to any distribution or disposition thereof.  Purchaser understands that (a) the Acquired Company Equity Interests have not been registered under the Act or registered or qualified under any applicable securities Laws in reliance upon specific exemptions therefrom and (b) the Acquired Company Equity Interests may not be transferred or sold except in a transaction registered or exempt from registration under the Act and registered or qualified or exempt from registration or qualification under any applicable securities Laws.

Section 6.6Financial Advisors

.  Except for Credit Suisse Securities (USA) LLC, no Person is entitled to any fee or commission or like payment as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement.

Section 6.7Sufficient Funds

.  Purchaser has access to, and, at the Closing, will have sufficient funds available to pay the Initial Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement and to perform its obligations under this Agreement and the Purchaser Documents.

Article VII
COVENANTS

Section 7.1Access to Information

.

(a)Prior to the Closing Date, subject to Section 7.1(b), Purchaser shall be entitled, through its Representatives, to (i) make such investigation of the Business and the properties and assets of the Business or the Acquired Company and such examination of the books and records of the Business or the Acquired Company and (ii) have such access to the officers and key employees of Seller Parent and its applicable Subsidiaries who are familiar with the Acquired Company and the Business in connection with Purchaser’s preparation to integrate the Business into Purchaser’s organization following the Closing, in each case, as Purchaser reasonably requests; provided that such investigation, examination and access shall not include (i) any investigation, examination or access by Purchaser that would violate applicable Law, including any Applicable Competition Laws, (ii) any investigation or examination of, or access to, bids, letters of intent, expressions of interest or other proposals received from others in connection with the transactions contemplated by this Agreement or otherwise or information or analyses relating to such communications, (iii) any investigation or examination of, or access to, any information, the disclosure of which would reasonably be expected to result in the loss of any legal privilege available to Seller, the Acquired Company or any of its respective Affiliates relating to such information or would cause Seller, the Acquired Company or any of its respective Affiliates to breach a confidentiality obligation by which it is bound, or (iv) any investigation or examination of, or access to, any internal valuations of the Acquired Company or the Acquired Company Equity Interests or information or analysis relating to such valuations; provided, further, that, in the case of clauses (i) and (iii), Seller shall notify Purchaser of the nature of the information being withheld and, at Purchaser’s request, take reasonable actions or implement arrangements (which could include, depending on the reasonableness thereof in the circumstances, entering into confidentiality agreements or joint defense agreements, obtaining the consent of third parties, redacting parts of documents, preparing “clean” summaries of information or limiting the availability of information to a “clean team” or to outside legal counsel) in order to make information available to Purchaser to the extent reasonably possible.

(b)Any request for investigation, examination or access pursuant to this Section 7.1 shall be made to Seller Parent reasonably in advance, and any such investigation, examination or access shall be conducted during regular business hours and under commercially reasonable circumstances and shall be subject to any restrictions applicable under Law, including any Applicable Competition Laws.  Purchaser shall, and shall cause its Representatives to, use commercially reasonable efforts to minimize any disruption to the businesses of Seller Parent and its Subsidiaries, including the Business.  Purchaser shall, and shall cause its Representatives to, abide by any safety rules or rules of conduct reasonably imposed by Seller Parent or any of its Subsidiaries, including Seller or the Acquired Company in connection with such investigation, examination or access.  Purchaser shall indemnify, defend and hold harmless Seller Parent and its Subsidiaries, including Seller and the Acquired Company, and their respective Representatives from and against any and all Losses asserted against or suffered by them relating to, resulting from or arising out of examinations, investigations or access made by Purchaser or its Representatives pursuant to this Section 7.1, except to the extent such Losses relate to, result from or arise out of the gross negligence or willful misconduct of Seller Parent or any of its Subsidiaries, including Seller and the Acquired Company, or any of their respective Representatives (it being expressly agreed that the Persons to whom this sentence applies are intended third party beneficiaries of this Section 7.1).

(c)Notwithstanding anything contained in this Agreement to the contrary, prior to the Closing, without the prior written consent of Seller (which may be withheld for any reason), (i) Purchaser shall not contact any suppliers (including freight vendors) to, or customers of, the Acquired Company in connection with the transactions contemplated by this Agreement, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties of the Acquired Company.

Section 7.2Conduct of the Business Pending the Closing

.

(a)From the date hereof and until the Closing (the “Pre-Closing Period”), except (A) as set forth on Schedule 7.2(a), (B) as required by applicable Law, including any Applicable Competition Laws, (C) as otherwise expressly contemplated by this Agreement (including as set forth on Schedule 7.21), (D) as the Acquired Company reasonably determines to be necessary or appropriate to address the COVID-19 pandemic (provided that Seller gives reasonable advance notice of such action to Purchaser and that, subject to requirements imposed by Law applicable for a particular business location, such action is taken in a manner consistent with policies and procedures applicable to all similarly situated businesses of Seller Parent and its Subsidiaries), (E) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)Seller shall, and shall cause the Acquired Company and if applicable with respect to the Business, its Affiliates, to:

(A)conduct the Business only in the Ordinary Course of Business;

(B)use their respective commercially reasonable efforts to preserve their current operations, organization and goodwill, including their Intellectual Property and current relationships with customers, suppliers and key employees, in each case, to the extent related to the Business (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing Contract or to offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract); and

(C)use their commercially reasonable efforts to implement the capital projects listed on Schedule 7.2(a)(i)(C) substantially in accordance with the quarterly capital expenditure forecast set forth on such Schedule 7.2(a)(i)(C), subject to such changes and delays that ordinarily arise in connection with projects of such nature; and

(ii)Seller shall not, and shall cause the Acquired Company and, if applicable with respect to the Business, its Affiliates not to:

(A)declare, set aside, make or ay any dividend or other distribution (including any constructive dividend) in respect of the Acquired Company Equity Interests or repurchase, redeem or otherwise acquire any outstanding Equity Securities in the Acquired Company (other than cash dividends or distributions declared and paid prior to 11:59 pm ET prior to the Closing Date;

(B)issue or sell any Equity Securities of the Acquired Company or grant options, warrants, calls or other rights to purchase or otherwise acquire any Equity Securities of the Acquired Company;

(C)effect any recapitalization, reclassification or like change in the capitalization of the Acquired Company;

(D)amend the Organizational Documents of the Acquired Company;

(E)solely with respect to the Acquired Company: (I) make any change (or file any such change) in any method of Tax accounting, (II) make, change or rescind any Tax election; (III) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes; (IV) file any amended Tax Return or claim for refund; (V) enter into any closing or similar agreement with a Tax Authority; or (VI) waive or extend the statute of limitations in respect of Taxes, but in each case, if such action relates to a Tax group which includes the Acquired Company, then the Acquired Company shall be restricted only to the extent reasonably expected to increase the Tax Liability of Purchaser or its Affiliates (including the Acquired Company and any Purchaser Designated Subsidiaries) for a taxable period (or portion thereof) that begins after the Closing Date;

(F)(I) increase the annual level of compensation of any employee of the Business other than in the Ordinary Course of Business, (II) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee of the Business, (III) materially increase the coverage or benefits available under any (or create any new) Benefit Plan, (IV) enter into any agreements or commitments (or amend any such agreements or commitments) of the type that provide for special benefits or incentives in case of a change-of-control of the Acquired Company or the Business or impose limitations on Seller’s or any of its Affiliate’s ability to terminate Business Employees, including by providing for severance payments, or (V) other than in the Ordinary Course of Business, enter into any employment, consulting or similar agreement (or amend any such agreement) to which the Acquired Company is a party or, other than as contemplated in Section 7.12(a),  transfer any employee from a different business unit into the Business, except, in each case, as required by applicable Law or the terms of any Benefit Plan;

(G) (I) other than as may be necessary to fill vacant positions in the Ordinary Course of Business, hire or offer to hire any new employee of the Business or the Acquired Company, (II) other than for cause, terminate the employment of any Business Employee, or (III) institute any general layoff of employees or implement any early retirement plan of the Business or the Acquired Company or announce the planning of any such action;

(H)subject any of the properties or assets (whether tangible or intangible) of the Business to any Lien, except for Permitted Exceptions;

(I)(I) other than in the Ordinary Course of Business, acquire any properties or assets or sell, assign, license, transfer, convey, encumber, lease,

abandon, cancel, allow to lapse or otherwise dispose of any of the properties or assets of the Business or, (II) acquire any ownership interest in real property;

(J)other than in the Ordinary Course of Business, cancel or compromise any material claim or right of the Business;

(K)enter into any commitment for capital expenditures of the Business or the Acquired Company in excess of $1,000,000 (the “CapEx Threshold”) for all commitments in the aggregate, other than (I) reasonable capital expenditures in connection with any emergency or force majeure events affecting the Business or the Acquired Company or (II) capital expenditures otherwise listed on Schedule 7.2(a)(i)(C) or Schedule 7.2(a)(ii)(K); provided that the CapEx Threshold shall be $2,000,000 in the event Closing has not occurred within six (6) months of the date of this Agreement;

(L)(I) modify or terminate the Ground Lease, (II) other than in the Ordinary Course of Business, modify or terminate any Personal Property Lease or Material Contract or (III) other than in the Ordinary Course of Business, enter into, modify or terminate any Contract that if in effect on the date of this Agreement would have been required to be listed on Schedule 5.10(a), Schedule 5.11(b) or Schedule 5.13(a);

(M)permit the Acquired Company to enter into or agree to enter into any merger, consolidation, joint venture or similar business combination transaction with any Person, or acquire the Equity Securities of any other Person;

(N)permit the creation of any new Business Guarantee; or

(O)agree to do anything prohibited by this Section 7.2(a)(ii).

(b)Nothing contained in this Section 7.2 or elsewhere in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the Business or any portion thereof prior to the Closing.  Prior to the Closing, the Acquired Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

Section 7.3Non-Assignment; Consents; Shared Contracts

.

(a)During the Pre-Closing Period, Seller shall, and shall cause the Acquired Company, to, at Purchaser’s request, give such notices, and use commercially reasonable efforts to obtain such approvals, authorizations or consents of other Persons (which may be conditioned on the consummation of the transactions contemplated by this Agreement), that may be required by any provision of any Real Property Lease, Personal Property Lease, Material Contract or Permit of the Acquired Company in connection with the consummation of the transactions contemplated by this Agreement; provided, however, in each case, that neither Seller nor any of its Affiliates shall be required to (i) amend or modify any Contract (except as set forth in Section 7.3(c) or at the request of the other party to any such Contract in connection with its delivery of such consent, to agree to a novation of the Contract to Purchaser effective as of the Closing), (ii) relinquish or forbear any material rights, (iii) pay any consideration to any Person (except to the extent Purchaser commits to reimburse such consideration), or (iv) otherwise incur any Liabilities or provide any financial accommodation or become secondarily or contingently liable for any Liability, for the purpose of obtaining any such consent; provided, further, that in connection therewith, Seller shall not, and shall cause the Acquired Company not to, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), (A) amend any Real Property Lease, Personal Property Lease or Material Contract of the Acquired Company, (B) commit to make any payments other than cash payments that will be paid in full prior to the Closing or (C) make any non-monetary concession that would purport to bind Purchaser, its Affiliates or the Acquired Company after the Closing.

(b)For up to 180 days after the Closing Date, Seller shall use commercially reasonable efforts to cooperate with Purchaser, at Purchaser’s request, in endeavoring to obtain the approval, authorization or consent of any Person required by any provision of any Real Property Lease, Personal Property Lease  or Permit in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that such efforts shall not require Seller to incur any Liabilities or provide any financial accommodation or to be secondarily or contingently liable for any Liability.

(c)With respect to each Contract set forth on Schedule 7.3(c) (each, a “Shared Contract”), until the Parties have entered into an alternative arrangement with the respective counterparty, Seller shall to the extent legally permissible, establish and cooperate with Purchaser and its Affiliates in an agency type or other similar arrangement reasonably satisfactory to Seller and Purchaser to (i) provide Purchaser (or any applicable Purchaser Designated Subsidiary) to the fullest extent reasonably practicable, the economic and other claims, rights and benefits of any Shared Contract that relate to the Business and (ii) cause Purchaser (or any applicable Purchaser Designated Subsidiary) to bear all costs and Liabilities thereunder to the extent related to the Business from and after the consummation of the Closing in accordance with this Agreement.  Prior to amending any Shared Contract, Seller shall give Purchaser an opportunity to comment on such amendment and prior to entering (or permitting an Affiliate to enter) into an amendment that would adversely affect Purchaser, Seller shall obtain Purchaser’s consent.  Notwithstanding anything to the contrary in the foregoing, the obligations of Seller under this Section 7.3(c) shall terminate upon the earlier of (i) 12 months following the Closing and (ii) such time as the relevant parties have entered into an alternative arrangement with the respective counterparty with respect to all Shared Contracts.

(d)Notwithstanding the foregoing, to the extent any Intellectual Property is owned by Seller and is used or held for use in the Business during the six (6) months prior to the Closing Date, Seller hereby grants  to Purchaser and its Affiliates a perpetual, irrevocable, royalty-free, fully paid-up, transferable, sublicensable, non-exclusive license under such Intellectual Property solely in connection with conducting the Business substantially in the same manner in which it was conducted in the six months prior to the Closing Date, and any natural evolutions thereof.  To the extent any Intellectual Property owned by an Affiliate of Seller is used in the normal operations of the Business during the six (6) months prior to the Closing Date, and is not included on Schedule 5.19(b) or otherwise excluded in the Agreement or an Ancillary Agreement or licensed to Purchaser or its Affiliates pursuant to an Ancillary Agreement, Purchaser (and, to the extent applicable in the normal operations of the Business, its Affiliates) shall be entitled to continue to use such Intellectual property consistent with the manner it was used in the normal operations of the Business in the six months prior to the Closing Date.

Section 7.4Regulatory Approvals

.

(a)Each of the Parties shall (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable after the date of this Agreement, or as otherwise agreed by the Parties, (ii) use reasonable best efforts to within one hundred five (105) calendar days of the receipt of a request for additional information or documentary material pursuant to 15 U.S.C. § 18a(e)(1) and 16 C.F.R. § 803.20(a)(1) (a “Second Request”), or a comparable subpoena requesting documents and information, provide all the information and documentary material required to be submitted pursuant to such Second Request or comparable subpoena to the Federal Trade Commission or to the Department of Justice Antitrust Division, whichever made such Second Request or issued such comparable subpoena, accompanied by a certification in the format required pursuant to 16 C.F.R. § 803.6(b) (a “Certificate of Substantial Compliance”) or the format required by the comparable subpoena, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, by responding to any reasonable requests of any other Party for copies of documents or other materials prior to filing and considering all reasonable additions, deletions or changes suggested by any other Party in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Body under the Applicable Competition Laws with respect to any such filing or any such transaction.  Each of the Parties shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; provided, however, that such materials may be redacted (A) to remove references concerning the valuation of the Business; and (B) as necessary to comply with contractual arrangements or applicable Law.  Seller, on the one hand, or Purchaser, on the other hand, may, as it deems advisable and necessary, reasonably designate any information and documents provided to the other Party under this Section 7.4 in accordance with the terms of the Confidentiality and Joint Defense Agreement between Purchaser and Seller Parent (the “Joint Defense Agreement”), the terms of which shall be binding on Seller as if each reference to Seller Parent therein was a reference to Seller, so as to limit access to such materials to a subset of specified individuals.  Either Seller, on the one hand, or Purchaser, on the other hand, shall promptly inform the other Party of any material oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or the transactions contemplated by this Agreement.  Neither Seller, on the one hand, nor Purchaser, on the other hand, shall independently participate in any formal or otherwise substantive meeting, whether in person or via telephone, with any Governmental Body in respect of any filing, investigation or other inquiry contemplated by this Section 7.4(a) without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate in such meeting.  Subject to applicable Law, Seller, on the one hand, and Purchaser, on the other hand, will consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of either Party relating to proceedings under Applicable Competition Laws.  Purchaser shall be entitled to direct, in consultation with Seller, the defense of the transactions contemplated by this Agreement in any antitrust investigation or litigation by, or negotiations with, any Governmental

Body or other Person relating to the transactions contemplated by this Agreement, including regulatory filings under the HSR Act.  For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, Purchaser, after prior consultation with Seller, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition review clearances and shall take the lead in all meetings and communications with any Governmental Body in connection with obtaining any such clearances.  Purchaser and Seller shall each bear 50% of all filing fees in connection with all filings under the HSR Act.

(b)Each of the Parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under any Applicable Competition Law.

(c)In no event shall Purchaser or Seller be required to commit or agree to: (i) the sale, divestiture or disposition of such assets, businesses, services, products or product lines of Seller Parent or its Subsidiaries or Purchaser or its Subsidiaries, (ii) the creation or termination of relationships, ventures, contractual rights or obligations of Seller Parent or its Subsidiaries or Purchaser or its Subsidiaries or (iii) any other actions that after the Closing would limit the Purchaser’s or any of its Subsidiaries’ (including the Acquired Company’s) freedom of action with respect to, or ability to retain their assets, businesses, services, products or product lines in order to obtain required approvals, consents, or clearances under any Applicable Competition Laws, or to avoid the entry of, or to effect the dissolution of, any Order in any Action, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)Purchaser shall not, and shall not permit Purchaser or any of its controlled Affiliates to, acquire or agree to acquire (including by merger, consolidation or similar transaction) any assets, business, securities, Person or subdivision engaged in the spunlaced or airlaid nonwoven business if such acquisition or agreement to acquire would, or would reasonably be expected to, prevent, delay beyond the Outside Date or materially increase the risk of not obtaining the required approval or clearance under any Applicable Competition Law required to consummate the transactions contemplated by this Agreement.

Section 7.5Efforts and Cooperation; Further Assurances

.

(a)From the date hereof until the Closing, each Party shall (i) use its commercially reasonable efforts to (A) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (B) cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement and (ii) each Party shall reasonably cooperate with the other Parties in connection with such efforts of the other Parties.

(b)After the Closing, each Party will execute and deliver such documents and take such other actions as may be reasonably requested by any other Party in order to carry out the provisions of this Agreement and make effective the transactions contemplated hereby.

(c)If at any time after the Closing, either of Seller or any of its Affiliates receives a payment intended for the Acquired Company or the Business, or otherwise possesses any asset of the Acquired Company or the Business, Seller shall promptly deliver, or cause to be delivered, such payment or asset to the Acquired Company or Purchaser.  If at any time after the Closing, the Acquired Company or any of its Affiliates receives a payment intended for either of Seller or any of its respective Affiliates, or otherwise possesses any asset of Seller or any of its Affiliates, Purchaser shall promptly deliver, or cause to be delivered, such payment or asset to Seller.

Section 7.6Confidentiality

.

(a)Purchaser acknowledges that the information provided to it or its Representatives in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Purchaser and Seller Parent, dated November 13, 2019 (the “Confidentiality Agreement”).  The Parties shall cause the Confidentiality Agreement to be terminated effective upon, and only upon, the Closing.

(b)For a period of three (3) years after the Closing Date, Seller shall hold and shall cause its Affiliates to hold, and shall use commercially reasonable efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, related to the Acquired Company or the Business (other than to the extent such information is related to Seller and its Affiliates and their respective businesses), (i) except to the extent that such information (A) is generally available to or known by the public through no fault of it, its Affiliates or their respective Representatives or (B) is lawfully acquired by it, its Affiliates or their respective Representatives from and after the Closing from sources which are not known by Seller to be prohibited from disclosing such information by nondisclosure obligations or duties, or (ii) unless and to the extent it determines that disclosure of such information is required by applicable Law or in the event the recipient thereof is subject to appropriate nondisclosure obligations or duties.  If Seller determines that disclosure of such information is required by applicable Law, Seller shall use its commercially reasonable efforts consistent with applicable Law to consult with Purchaser with respect thereto and to obtain appropriate confidential treatment, if available, of such information as Purchaser may reasonably request.

(c)For a period of three (3) years after the Closing Date, Purchaser shall hold and shall cause its Affiliates to hold, and shall use commercially reasonable efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, related to Seller and its Affiliates and their respective businesses (other than to the extent such information is related to the Acquired Company and the Business), (i) except to the extent that such information (A) is generally available to or known by the public through no fault of Purchaser, its Affiliates or their respective Representatives or (B) is lawfully acquired by Purchaser, its Affiliates or their respective Representatives from and after the Closing from sources which are not known by Purchaser to be prohibited from disclosing such information by nondisclosure obligations or duties, or (ii) unless and to the extent Purchaser determines that disclosure of such information is required by applicable Law or in the event the recipient thereof is subject to appropriate nondisclosure obligations or duties.  If Purchaser determines that disclosure of such information is required by applicable Law, Purchaser shall use its commercially reasonable efforts consistent with applicable Law to consult with Seller with respect thereto and to obtain appropriate confidential treatment, if available, of such information as Seller may reasonably request.

Section 7.7Indemnification and Exculpation

.

(a)From and after the Closing Date, Purchaser shall cause the Acquired Company to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or in the five years prior to the Closing Date were directors or officers of the Acquired Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Acquired Company at any time prior to the Closing Date.  Purchaser further agrees that all rights of the Indemnitees to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Closing Date, as provided for in, or implied by, the Organizational Documents of the Acquired Company as now in effect (if applicable), any employment or service agreements of the Indemnitees, and any indemnification agreements or arrangements of the Acquired Company, in each case, in effect as of the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms to the fullest extent permitted by applicable Law.  Such rights shall not be amended or otherwise modified with respect to the period prior to the Closing in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law.

(b)The provisions of this Section 7.7:  (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her legal representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnitee may have by Contract or otherwise.

(c)In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume all of the obligations thereof set forth in this Section 7.7.

(d)The obligations of Purchaser under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.7 applies are intended third party beneficiaries of this Section 7.7).

Section 7.8Preservation of Records

.

(a)After the Closing Date, Purchaser shall, and shall cause its Affiliates to,  preserve and keep the records relating to the Acquired Company or the Business for a period of seven (7) years from the Closing Date, or, if shorter, in accordance with the standard record retention policies of Purchaser, or, if longer, as required by applicable Law.  Purchaser, upon any reasonable request from Seller or its Representatives shall, and shall cause its Affiliates to, make available to Seller and its Representatives such records, and personnel of Purchaser or its Affiliates familiar therewith, as may be reasonably requested by Seller in connection with claims by or against Seller or any of its Affiliates related to the Acquired Company, the Business or the transactions contemplated by this Agreement or compliance by Seller with its obligations under this Agreement or any Seller Document; provided that Purchaser shall not be obligated to make available (i) information that, if provided to Seller or its Representatives, would violate applicable Law or (ii) any information, the disclosure of which would reasonably be expected to result in the loss of any legal privilege available to Purchaser or any of its Affiliates (including the Acquired Company) relating to such information or would cause Purchaser or any of its Affiliates (including the Acquired Company) to breach a confidentiality obligation by which it is bound; provided, further, that Purchaser shall notify Seller of the nature of the information being withheld and, at Seller’s request, take reasonable actions or implement arrangements (which could include, depending on the reasonableness thereof in the circumstances, entering into confidentiality agreements or joint defense agreements, obtaining the consent of third parties, redacting parts of documents, preparing “clean” summaries of information or limiting the availability of information to a “clean team” or to outside legal counsel) in order to make information available to Seller or its Representatives to the extent reasonably possible.  In the event that Purchaser wishes to destroy such records prior to such time, Purchaser shall, and shall cause the Acquired Company to, first give 90 days prior written notice to Seller, and Seller shall have the right at its option and expense, upon prior written notice given to Purchaser within that 90 day period, to take possession of the records within 180 days after the date of such notice.

(b)After the Closing Date, Seller shall, and shall cause its Affiliates, to preserve and keep the records relating to the Acquired Company or the Business for a period of seven (7) years from the Closing Date, or, if shorter, in accordance with the standard record retention policies of Seller, or, if longer, as required by applicable Law.  Seller, upon any reasonable request from Purchaser or its Representatives, shall, and shall cause its Affiliates, to make available to Purchaser and its Representatives such records, as may be reasonably requested by Purchaser in connection with claims by or against Purchaser or any of its Affiliates related to the Acquired Company , the Business or the transactions contemplated by this Agreement or compliance by Purchaser with its obligations under this Agreement or any Purchaser Document; provided that Seller shall not be obligated to make available (i) information that, if provided to Purchaser or its Representatives, would violate applicable Law or (ii) any information, the disclosure of which would reasonably be expected to result in the loss of any legal privilege available to Seller or any of its Affiliates relating to such information or would cause Seller or any of its Affiliates to breach a confidentiality obligation by which any of them is bound; provided further that Seller shall notify Purchaser of the nature of the information being withheld and, at Purchaser’s request, take reasonable actions or implement arrangements (which could include, depending on the reasonableness thereof in the circumstances, entering into confidentiality agreements or joint defense agreements, obtaining the consent of third parties, redacting parts of documents, preparing “clean” summaries of information or limiting the availability of information to a “clean team” or to outside legal counsel) in order to make information available to Purchaser or its Representatives to the extent reasonably possible.  In the event that Seller wishes to destroy such records prior to such time, Seller shall, and shall cause its Affiliates to, first give 90 days prior written notice to Purchaser, and Purchaser shall have the right at its option and expense, upon prior written notice given to Seller within that 90 day period, to take possession of the records within 180 days after the date of such notice.

Section 7.9Publicity

.  Purchaser and Seller Parent will each make press releases promptly following the execution of this Agreement, which press releases shall be mutually agreed.  Thereafter, no Party shall, and each Party shall cause its Affiliates not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties (which approval shall not be unreasonably withheld, delayed or conditioned) unless such Party determines, after consulting with counsel, that disclosure is required by applicable Law.  If a Party so determines that disclosure of such information is required by applicable Law, such Party shall use its commercially reasonable efforts consistent with applicable Law to consult with the other Parties with respect thereto.

Section 7.10Use of Name

.  Purchaser acknowledges and agrees that, except as set forth in this Section 7.10, from and after the Closing Date (a) the Acquired Company shall have no right, title or interest in or to the name “Georgia-Pacific”, “GP”, “MBM Materials”, “Market Based Management”, “MBM”, or any service marks, trademarks, trade names, domain names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, or any word, name or mark confusingly similar thereto (collectively, the “GP Marks”), and (b) the Acquired Company shall have no right to use the GP Marks.  Immediately after the Closing, Purchaser shall cause the Acquired Company to cease to hold itself out as having any affiliation with Seller or any of its Affiliates.  In furtherance thereof, (i) Purchaser shall cause the Acquired Company to take all actions and make all filings necessary to eliminate any GP Marks from its corporate name within three (3) Business Days following the Closing Date and (ii) Purchaser shall, and shall cause its Affiliates to, as promptly as practicable but in no event later than 180 days after the Closing Date, remove, strike over or otherwise obliterate all GP Marks from all properties and tangible assets of the Acquired Company, including all vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, and computer software, technical guidelines, standards and procedures and other materials.  For the avoidance of doubt, Purchaser and its Affiliates, including the Acquired Company, shall have the right to use the GP Marks in connection with the foregoing uses during such 3 Business Day or 180 day period, as applicable.  Purchaser and its Affiliates, including the Acquired Company, shall not be required to remove any GP Marks from (A) any of their inventories of finished goods and products or goods and process whose manufacturing is in process as of the Closing Date, (B) any physical copies of schematics, plans, manuals, drawings, datasheets, and similar documentation in existence as of the Closing Date to the extent that such copies are used only in the ordinary conduct of the internal operations of the Business, or (C) any machinery or tooling, including hand tools, of the Business in existence as of the Closing Date, to the extent that such instrumentalities are used only in the ordinary conduct of the internal operations of the Business.  The Acquired Company shall have the right to sell its inventories of products existing as of the Closing Date and products whose manufacturing is in process as of the Closing Date, in each case using existing packaging, labeling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing the GP Marks until the earlier of (I) 180 after the Closing Date or (II) the depletion of such existing inventory and any products whose manufacturing is in process as of the Closing Date.  Seller hereby grants to Purchaser and its Affiliates, including the Acquired Company, a limited right and license to use the GP Marks as specified in, and during the periods, if any, set forth in this Section subject to Purchaser and the Acquired Company using the GP Marks in compliance with Seller’s reasonable usage guidelines as communicated by Seller to Purchaser from time to time in writing.

Section 7.11Intellectual Property Matters

.

(a)Seller shall deliver to Purchaser true and complete copies of all prosecution files, registration certificates, litigation files, and related opinions of counsel and correspondence relating thereto in its possession or control, in each case, pertaining to the Business Intellectual Property (i) on the Closing for any of the foregoing relevant to any deadlines within thirty (30) days after the Closing Date and (ii) within five (5) Business Days for any of the foregoing not delivered on the Closing.  Notwithstanding the foregoing sentence, (i) no later than five (5) Business Days before the Closing Date, Seller shall deliver to Purchaser a list of outstanding maintenance, renewal and prosecution deadlines relating to (A) the Registered Intellectual Property and (B) any deadlines for filing new applications for Intellectual Property claiming priority to the Registered Intellectual Property and (ii) as soon as reasonably practicable after the date hereof, Seller shall use diligent efforts to deliver to Purchaser a list of outstanding maintenance, renewal and prosecution deadlines relating to (A) the Registered Intellectual Property and (B) any deadlines for filing new applications for Intellectual Property claiming priority to the Registered Intellectual Property, in each case that fall within the first ten (10) days after the Closing Date.

(b)As of and following the Closing Date, except as provided in the Ancillary Agreements, neither Seller nor any of its Affiliates (not including the Acquired Company) shall (i) attempt to register any trademark included in the Business Intellectual Property (for the avoidance of doubt, other than the GP Marks) or any trademark confusingly similar thereto, in each case, in any jurisdiction worldwide or (ii) challenge or interfere with Purchaser’s or any of its Affiliates’ (including the Acquired Company’s) rights in, or efforts to enforce, the Business Intellectual Property.

Section 7.12Employment and Employee Benefits

.

(a)Prior to the Closing Date, (i)  Seller shall, and shall cause its Affiliates to, transfer the employment of each Business Employee set forth on Schedule 7.12(a)(i) of Seller and its Affiliates from Seller or the applicable Affiliate into the Acquired Company, and (ii) the Acquired Company shall transfer each Business Employee set forth on Schedule 7.12(a)(ii) to Seller or its applicable Affiliate.  Reasonably in advance of the Closing Date, Seller shall provide to Purchaser a list of Business Employees who are not actively at work as of such date.  If reasonably requested by Purchaser prior to the Closing Date, Seller shall, and shall cause its Affiliates to, review a list of Business Employees not actively at work and engage in a reasonable assessment of any appropriate steps with respect to such Business Employees that may be required.

(b)Purchaser acknowledges and agrees that the employment relationships of all Continuing Employees with the Acquired Company pursuant to applicable Law will remain in place with all rights and obligations accruing to them immediately prior to the Closing, and will not be terminated as a result of the transactions contemplated by this Agreement.

(c)For a period of one year after the Closing Date, or such longer period of time required by applicable Law, Purchaser shall, or shall cause one or more of its Affiliates to, provide Continuing Employees, who are employed with Purchaser or an Affiliate of Purchaser, with compensation (including salary, wages and opportunities for commissions, bonuses, incentive pay, overtime and premium pay), employee benefits (excluding any defined benefit plans), location of employment and a position of employment that are, in each case, no less favorable in the aggregate than those provided to similarly situated employees of Purchaser and its Affiliates.

(d)If, within one year after the Closing Date, the employment of any Continuing Employee is terminated by Purchaser or an Affiliate of Purchaser for a reason other than cause, then Purchaser shall provide such Continuing Employee such severance benefits as Purchaser and its Affiliates make available to their similarly situated employees.

(e)As soon as practicable following the Closing Date, Purchaser shall (i) cover (or cause to be covered) each Continuing Employee and who participated in the Seller 401(k) Plan under one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Purchaser 401(k) Plan”) and (ii) cause the Purchaser 401(k) Plan to accept, in accordance with applicable Law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of each Continuing Employee’s account balances and loans under the Seller 401(k) Plan if such rollover to the Purchaser 401(k) Plan is elected in accordance with applicable Law and each applicable plan by such Continuing Employee.

(f)Notwithstanding anything to the contrary contained herein, to the extent that (i) any applicable Law or (ii) any applicable Contract or other arrangement with any individual employee, would require Purchaser or its Affiliates (including the Acquired Company) to provide any more favorable terms of employment (including compensation and benefits) to any Continuing Employee than those otherwise provided for by this Section 7.12 (or extend the period of time for which the standards set forth in this Section 7.12 are required to be met), then Purchaser agrees to comply, or to cause its Affiliates to comply, with its obligations under each such applicable Law or Contract.

(g)Subject to applicable Law, Seller shall provide to Purchaser and its Affiliates, in a timely manner, information that the Purchaser or its Affiliates may reasonably request prior to and following the Closing with respect to the terms and conditions of the Continued Employees’ employment, employee information necessary to establish payroll, including compensation, copies of any Benefit Plans, and any applicable personnel policy of Seller.  Seller and Purchaser shall cooperate in communications with Business Employees with respect to employee compensation and benefit plans maintained by Seller or Purchaser and with respect to other matters arising in connection with this Agreement and the transactions contemplated hereby.  Seller shall consult and obtain the Purchaser’s consent before distributing any communications to any Business Employees that relate to any post-Closing compensation, benefits or terms of employment.

(h)Nothing expressed or implied in this Section 7.12 shall confer upon any of the Business Employees or any other Person any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.  Notwithstanding anything herein to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of ERISA or otherwise) of Seller, its Affiliates, an Acquired Company or the Purchaser, and no person participating in any such employee benefit plan maintained by Seller, its Affiliates, an Acquired Company or the Purchaser shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.

Section 7.13Non-Solicitation; Non-Competition

.

(a)For a period of 18 months after the Closing Date, Seller shall not, and shall cause Seller Parent and its controlled Affiliates (other than Seller) not to, directly or indirectly, hire or employ, or cause, solicit, induce or encourage any Continuing Employees to leave their employment with Purchaser or any Affiliate thereof; provided, however, that the foregoing shall not prohibit (i) general solicitations of employment not specifically directed toward Continuing Employees or the hiring of such employees in response thereto, or (ii) the solicitation, hiring, employment or engagement of any Continuing Employee who has not been employed by Purchaser or any Affiliate thereof for a period of three months.

(b)For a period of three years after the Closing Date, Seller shall not, and shall cause Seller Parent and its controlled Affiliates (other than Seller) not to, directly or indirectly, own, manage, operate or control any enterprise, regardless of form, engaged in developing, manufacturing, marketing, selling or distributing, within the United States of America, Canada and Mexico, substrate roll goods using airlaid web forming processes, including spooled and festooned products, that are manufactured by the Business as of the date of this Agreement (the “Seller Restricted Business”); provided that the foregoing restrictions shall not:  (i) apply to any business acquired by Seller, Seller Parent or any controlled Affiliate of Seller Parent other than Seller, so long as revenue from the sale of products manufactured by any Seller Restricted Business comprising a portion of the acquired business does not comprise more than 20% of such acquired business’ total revenue; provided, further, that nothing herein shall prevent Seller, Seller Parent or any controlled Affiliate of Seller Parent other than Seller from acquiring a business in which more than 20% of such acquired business’ total revenue is comprised of revenue from the sale of products manufactured by any Seller Restricted Business, so long as Seller, Seller Parent or controlled Affiliate of Seller Parent other than Seller, as applicable, within one year following the date of such acquisition, divests the portion of such acquired business that constitutes a Seller Restricted Business; or (ii) restrict Seller, Seller Parent or any controlled Affiliate of Seller Parent other than Seller from acquiring or owning securities of any Person engaged in a Seller Restricted Business, so long as such securities do not constitute more than 10% of all equity securities of such Person and, except for exercising minority voting rights with respect to such securities, Seller, Seller Parent or controlled Affiliate of Seller Parent other than Seller, as applicable, does not otherwise actively manage, operate or control the business activities of such Person.

(c)Seller acknowledges and agrees that the remedies at law available for breach of its obligations under this Section 7.13 would be inadequate; therefore, in addition to any other rights or remedies that Purchaser may have at law or in equity, Purchaser shall be entitled to temporary and permanent injunctive relief in any proceeding that may be brought to enforce any provision contained in this Section 7.13, without the necessity of proof of actual damage.

(d)Seller acknowledges and agrees that the covenants of Seller contained in this Section 7.13 are being provided as an inducement to Purchaser to enter into this Agreement and such covenants include reasonable limitations with respect to time, geographical area and scope of activity that do not impose a greater restraint on Seller than is necessary to protect the legitimate business interests of Purchaser.

(e)In the event that any covenant contained in this Section 7.13 is determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then such covenant will not be deemed void, and the Parties agree that (i) the limitations with respect to time, geographical area and scope of activity included in such covenant, as applicable, may be modified by such court to instead reflect the maximum limitations with respect thereto that are enforceable and (ii) solely for purposes of the operation of such covenant in the context of the controversy in which such determination is made, such covenant will be deemed amended in accordance with such modification.  For the avoidance of doubt, the Parties specifically acknowledge and agree that (A) it is their continuing desire for each covenant contained in this Section 7.13 to be enforced to the full extent of its terms, but (B) if a court of competent jurisdiction finds the limitations included in any such covenant unenforceable, the court should redefine the limitations included in such covenant so as to comply with applicable Law.

(f)If Seller has violated Section 7.13(a) or Section 7.13(b), then the time period set forth in such Section shall automatically be extended by a period of time equal in length to the period during which such violation or violations occurred.

Section 7.14Business Guarantees

.

(a)Except with respect to the Business Guarantee contemplated on Schedule 7.21 (the “Seller Guarantee”), with respect to any Business Guarantee delivered to Purchaser not later than thirty (30) days prior to the Closing Date (the “Identified Business Guarantees”), Purchaser shall use its commercially reasonable efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing, valid and binding written releases of Seller and its Affiliates (other than the Acquired Company), as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Identified Business Guarantees provided to any Person (other than Seller and its Affiliates) in effect as of the Closing to the extent such Liability is related to obligations of the Acquired Company, including by using commercially reasonable efforts to provide substitute guarantees with terms that are consistent in all material respects as the terms of the applicable Identified Business Guarantees and by using commercially reasonable efforts to furnish letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.  If any such Identified Business Guarantee has not been so released as of the Closing Date, then Purchaser shall continue to use its commercially reasonable efforts after the Closing to cause each such unreleased Identified Business Guarantee to be released as promptly as reasonably practicable.  Seller shall, and shall cause its Affiliates to, reasonably cooperate with Purchaser and its Affiliates in order to obtain such releases or substitutions.

(b)Purchaser shall indemnify and hold harmless Seller and its Affiliates from and after the Closing for any Losses based upon or arising from any Identified Business Guarantees provided to any Person (other than Seller or one of its Affiliates) to the extent such Losses are related to obligations of the Acquired Company.

Section 7.15Intercompany Contracts; Intercompany Balances

.  Except as set forth on Schedule 7.15, Seller shall cause all Intercompany Contracts (including any Tax Sharing Agreements) of the Acquired Company, on the one hand, and Seller Parent or an Affiliate, on the other hand, to be terminated and fully settled effective prior to the Closing without any Liability to or by Seller, any Affiliate or the Acquired Company, by the parties thereto, whereupon such Contracts shall be deemed voided, cancelled and discharged in their entirety.  Except as set forth on Schedule 7.15, Seller shall cause all intercompany balances between and among the Acquired Company, on the one hand, and Seller or any Affiliate thereof (other than the Acquired Company), on the other hand, to be eliminated by capital contribution, discharge or otherwise in their entirety upon the Closing, in each case, in compliance with applicable Law and effective prior to the Closing without any Liability to or by the Acquired Company.

Section 7.16Taxes

.

(a)Tax Returns.

(i)Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Company (including any Tax Return relating to the Acquired Assets) with respect to taxable periods ending on or before the Closing Date (each, a “Pre-Closing Tax Return”); provided that (A) each Pre-Closing Tax Return shall be prepared on a basis consistent with relevant past practices unless a different treatment of any item is required by applicable Law; (B) for Pre-Closing Tax Returns that are not income Tax Returns of an affiliated, consolidated, combined, or unitary Tax group of which Seller and the Acquired Company are members that is filed after the Closing, (I) Seller shall deliver, or cause to be delivered, to Purchaser drafts of any such Pre-Closing Tax Return not less than 20 days before the due date thereof (taking into account any applicable extensions) and (II) Seller shall consider in good faith any reasonable comments received by Purchaser not less than 10 days after Purchaser’s receipt of such Pre-Closing Tax Return; (C) for Pre-Closing Tax Returns that are income Tax Returns of an affiliated, consolidated, combined, or unitary Tax group of which Seller and the Acquired Company are members that is filed after the Closing, (I) Seller shall deliver, or cause to be delivered, to Purchaser drafts of a pro-forma Tax Return for the Acquired Company not less than 20 days before the due date thereof (taking into account any applicable extensions) and (II) Seller shall consider in good faith any reasonable comments received by Purchaser not less than 10 days after Purchaser’s receipt of such pro-forma Tax Return; (D) to the extent that any Pre-Closing Tax Return shows an amount of Tax due and payable, Seller shall pay the amount of Taxes shown as due and payable on such Pre-Closing Tax Return in accordance with Section 7.16(b).

(ii)Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Acquired Company (including any Tax Return relating to the Acquired Assets) for any taxable period beginning on or before the Closing Date and ending after the Closing Date (each, a “Straddle Period”); provided, that (A) all such Tax Returns will be prepared in a manner consistent with relevant past practices unless otherwise required by applicable Law; (B) if such Tax Return shows Taxes due that would be indemnifiable pursuant to Article IX, Purchaser will make available to Seller drafts of any such Tax Return for its review and comment not less than 20 days before the due date thereof (taking into account any applicable extensions) and Purchaser shall consider any reasonable comments received by Seller no later than 10 days after Seller’s receipt of such Tax Return; and (C) to the extent that any such Tax Return shows an amount of Tax due and payable, Seller shall pay the amount of Taxes shown as due and payable on such Tax Return in accordance with Section 7.16(b).

(iii)Without the prior written consent of Seller (such approval not to be unreasonably, withheld, conditioned, or delayed), Purchaser shall not, and shall cause its Affiliates not to, (A) amend any Tax Return filed with respect to any taxable period (or portion thereof) ending on or before the Closing Date or (B) make any Tax election (other than the Section 338(h)(10) Election) that has retroactive effect to any such taxable period (or portion thereof).

(b)Except to the extent a Tax is taken into account for purposes of the final calculation of the Purchase Price, promptly upon written demand from Purchaser (but not earlier than five days prior to the due date of the applicable Tax, taking into account any available extensions or postponements of the due date for payment of the applicable Tax available under applicable Law), Seller will pay or cause to be paid (or reimburse or cause to be reimbursed, as the case may be) to Purchaser the full amount of all Taxes, with respect to the Acquired Company and the Acquired Assets, paid or required to be paid and attributable (under the principles of Section 7.16(c)) to any taxable period (or the portion of any Straddle Period) ending on or before the Closing Date (a “Pre-Closing Tax Period”) including for Tax Returns described in Section 7.16(a).  Except as otherwise provided in this Section 7.16 or Article IX, Purchaser will be responsible for all Taxes of the Acquired Company and the Acquired Assets for any taxable period, or the portion of any Straddle Period (as determined in accordance with Section 7.16(c)), that begins after the Closing Date.  Upon the written request of Seller, Purchaser shall reasonably cooperate with Seller to obtain any extensions of due dates for Tax Returns or payments of Taxes obtained in the Ordinary Course of Business and consistent with past practice.  For the avoidance of doubt, no amount shall be payable and indemnifiable under the provisions of both this Section 7.16(b) and Article IX.

(c)In the case of any Straddle Period, the amount of Taxes (other than Transfer Taxes) allocable to the portion of the Straddle Period that extends from before the Closing Date through and including the Closing Date (a “Pre-Closing Straddle Period”), which will be the responsibility of Seller under Section 7.16(b), will be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Pre-Closing Straddle Period, and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and (ii) in the case of Taxes not described in clause (i) above (such as Taxes that are based upon or related to income or receipts, specific transactions, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes will be deemed equal to the amount which would be payable if such taxable period ended on the Closing Date.  Exemptions, allowances, deductions or credits that are calculated on an annual basis will be allocated between the Pre-Closing Straddle Period and the remaining portion of the Straddle Period after the Closing Date in proportion to the number of days in each such portion.  To the extent permitted by applicable Law, any deductions or expenses incurred by Seller or the Acquired Company as a result of or in connection with the transactions contemplated by this Agreement shall be reflected in the Pre-Closing Straddle Period.

(d)Except to the extent a refund of Tax is taken into account for purposes of the final calculation of the Purchase Price, Purchaser shall pay to Seller or its designated Affiliate or Affiliates any refunds of Taxes that relate to Taxes payable by or with respect to the Acquired Company for any a Pre-Closing Tax Period, net of any out-of-pocket fees or expenses incurred by Purchaser or any Affiliate thereof in connection with the pursuit, receipt or payment of any such refund (including Taxes payable by Purchaser or any Affiliate thereof which result from the receipt of such refund).  Upon Seller’s reasonable request and at Seller’s expense, Purchaser shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds; provided, that Seller shall consider in good faith any reasonable comments received by Purchaser with respect to any such Tax Return or other document.  Purchaser shall make payment of any such refund described in this Section 7.16(d) within 10 Business Days of the actual receipt of such refund, provided that if such refund is subsequently denied by a Tax Authority, Seller shall repay the amount of the denied refund (plus any penalties or interest) to Purchaser within 10 Business Days of notification by Purchaser.

(e)The Parties will cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the preparation and filing of any Tax Return or claim for refund and any audit, litigation or other proceeding with respect to any Tax Return described in this Section 7.16.  Purchaser, on the one hand, and Seller, on the other hand, will provide the other with the information that the other is required to report pursuant to Section 6043 of the Code (or any corresponding provision of applicable Law) and will provide the other with any available records or information that may be relevant to such Tax Return, audit, litigation or other proceedings.  Such assistance will include making employees available on a reasonable and mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Notwithstanding anything in this Agreement to the contrary, (i) none of Purchaser, any Affiliate of Purchaser or any Representative of Purchaser or any Affiliate thereof will be entitled to review the Tax Returns of Seller or Affiliate (other than the Acquired Company and other than existing pro forma portions that solely relate to the Acquired Company) thereof for any purpose, including in connection with any Tax Claim or other dispute (whether among the Parties or involving third Persons) or otherwise and (ii) none of Seller, any Affiliate of Seller or any Representative of Seller or any Affiliate thereof will be entitled to review the Tax Returns of any Purchaser or Affiliate (other than Tax Returns of the Acquired Company for Straddle Periods) thereof for any purpose, including in connection with any Tax Claim or other dispute (whether among the Parties or involving third Persons).

(f)Notwithstanding anything to the contrary in this Agreement, all applicable Transfer Taxes payable in connection with this Agreement or the transactions contemplated hereby shall be borne equally by Purchaser, on the one hand, and Seller, on the other hand, regardless of on whom the Transfer Taxes are levied.  Tax Returns relating to Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable Law for filing such Tax Returns, and such Party will use commercially reasonable efforts to provide such Tax Returns; provided that the Parties shall cooperate with each other in any mutually agreeable manner and in compliance with the applicable Law to minimize such Transfer Taxes.  To the extent that Purchaser or Seller, as the case may be, is required to file any such Transfer Tax Return and remit the relevant Transfer Taxes to a Tax Authority, the non-paying Party shall pay to the paying Party the relevant Transfer Taxes shown as due at least two days prior to the due date for such Tax Return.

(g)With respect to any inquiries, audits or similar proceedings by any Tax Authority with respect to the Acquired Company (including any Tax Return relating to the Acquired Assets) (a “Tax Claim”) relating to a Pre-Closing Tax Period, which if determined adversely or after a lapse of time, would give rise to a liability for Tax indemnification pursuant to Article IX, Seller shall be entitled to control, at its own expense, all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel), although Purchaser shall have the right to participate in such proceedings (at its own expense) provided that Seller shall not settle or compromise any such Tax Claim without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) if such settlement or compromise could have an adverse effect on Purchaser and its Affiliates (including the Acquired Company) for a taxable period (or portion thereof) beginning after the Closing Date.  With respect to Tax Claims relating to a Straddle Tax Period, which if determined adversely or after a lapse of time, would give rise to a liability for Tax indemnification pursuant to Article IX, to the extent possible, Tax Liabilities will be distinguished and Purchaser, on the one hand, and Seller, on the other hand, shall control the defense and settlement of those Taxes for which it is or they are so liable, although the other shall have the right to participate in such proceedings (at its or their own expense); provided that the Party controlling the defense and settlement shall not settle or compromise such Tax Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned).  To the extent a Tax Liability cannot be so attributed, Purchaser, on the one hand, and Seller, on the other hand, whichever has the greater potential Liability (taking into account the impact on subsequent taxable periods), shall control the defense and settlement, although the other shall have the right to participate in such proceedings (at its or their own expense); provided that the Party controlling the defense and settlement shall not settle or compromise such Tax Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned).  Purchaser shall control at its own expense all proceedings with respect to any Tax Claim relating to a taxable period beginning after the Closing Date.  Purchaser, on the one hand, and Seller, on the other hand, shall promptly notify the other if it decides or they decide not to control the defense or settlement of any Tax Claim which it is or they are entitled to control pursuant to this Agreement, and the other shall thereupon be permitted to defend and settle such Tax Claim at its or their own expense.  To the extent that any provision of this Section 7.16(g) conflicts with the provisions of Section 9.4, the provisions of this Section 7.16(g) shall prevail.

(h)Section 338(h)(10) Election.

(i)Purchaser and Seller shall join in the making of a timely election under Section 338(h)(10) of the Code and similar provisions of applicable Law with respect to the purchase and sale of the Shares (the “Section 338(h)(10) Election”).

(ii)Purchaser shall prepare, execute and deliver to Seller, and Seller shall execute and deliver to Purchaser, such documents and forms as each shall reasonably request or as are required by applicable Law for an effective Section 338(h)(10) Election, including, without limitation, IRS Forms 8023 and 8883 and any similar form provided for under applicable Law (together with any schedules or attachments thereto) or any successor forms required pursuant to applicable Treasury Regulations (collectively, the “338(h)(10) Forms”).  Seller shall deliver a properly completed and executed IRS Form 8023 to Purchaser on or prior to the Closing Date.

(iii)As promptly as practicable but no later than 60 days after the date on which the amounts of Net Working Capital, Closing Company Cash and Closing Company Indebtedness are finally determined pursuant to Section 3.4, Purchaser will deliver to Seller an allocation of the Purchase Price (plus any other amounts treated as consideration for U.S. federal income tax purposes) among (A) the Acquired Company Equity Interests and (B) the assets of the Acquired Company deemed acquired as a result of the Section 338(h)(10) Election, which shall be prepared in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of applicable Law) (together, the “Allocation”); provided that, for purposes of the Allocation, the Parties hereby acknowledge and agree that (I) the aggregate fair market value of the contracts and IP transferred to the Acquired Company in connection with the Pre-Signing Reorganization shall be one-dollar ($1) and (II) the aggregate fair market value of all other assets transferred to the Acquired Company in connection with the Pre-Signing Reorganization shall be $3,800,000.  If Seller disagrees with the proposed Allocation, Seller may, within 60 days of receipt of the proposed Allocation, notify Purchaser of its disagreement (provided that, if no notification of disagreement is made within such period, the Allocation as proposed by Purchaser will be final and binding on Purchaser and Seller).  Purchaser and Seller shall, during the 15 days following any such notification of disagreement, use commercially reasonable efforts to reach agreement on the Allocation.  If Purchaser and Seller are unable to agree to the Allocation within such period, the dispute shall be resolved by the Accounting Referee.  The determination of the Accounting Referee with respect to the Allocation will be final and binding on Purchaser and Seller, and Purchaser and Seller shall equally bear the fees and expenses of the Accounting Referee.  Purchaser and Seller shall file any forms or reports required to be filed pursuant to Section 1060 of the Code, including IRS Forms 8594 and 8883 reporting the Allocation, and any other applicable Law (the “1060 Forms”) on a timely basis in the manner required by Law.  Purchaser and Seller (or their applicable Affiliates) shall file, on a timely basis, any amendments required to such forms as a result of a subsequent increase or decrease of the Purchase Price pursuant to this Agreement.  Purchaser and Seller will not, and will cause their respective Affiliates not to, take a position in any forum that is inconsistent with the Allocation, including taking an inconsistent position on any Tax Return, before any Tax Authority or in any action relating to any Tax, except as required pursuant to a final determination by a Tax Authority.

Section 7.17Insurance

.  From and after the Closing, Purchaser shall not, and shall cause the Acquired Company not to, assert any right, title or interest in, to or under any insurance policies (other than those under which only the Acquired Company is the insured) or rights to proceeds thereof in effect on or prior to the Closing Date relating to the Acquired Company.

Section 7.18Mutual Releases

.

(a)From and after the Closing, except as otherwise required by Law and to the extent within Purchaser’s reasonable power, Purchaser shall not, and shall cause the Acquired Company and its respective Affiliates not to, assert any claims, or take or bring any Action, against Seller or its Affiliates or any (managing) director or officer of the Acquired Company, in relation to any Liability, in law, equity or otherwise, based upon, arising out of or related to any breach by Seller or any (managing) director or officer of the Acquired Company of any fiduciary duty in their capacity as an equityholder, (managing) director or officer of the Acquired Company that existed or occurred at any time from the beginning of time through the Closing Date; provided that nothing in this Section 7.18(a) shall affect any rights or obligations of any Person under this Agreement.

(b)Effective as of the Closing, except as otherwise required by Law, Seller, on behalf of itself and its Affiliates, hereby unconditionally and irrevocably releases the Acquired Company and its (managing) directors and officers from any and all Liabilities, and hereby agrees not to, and to cause its Affiliates not to, assert any claims, or take or bring any Action, against any such Person, based upon, arising out of or relating to Seller’s capacity as an equityholder of the Acquired Company or otherwise; provided that nothing in this Section 7.18(b) shall affect any rights or obligations of any Person under this Agreement.

Section 7.19Cooperation relating to Financial Statements

.

(a)As promptly as reasonably practicable following the date of this Agreement, Seller shall take, or shall cause to be taken, such action necessary to engage Grant Thornton LLP as auditor in connection with the audit or review of the financial statements contemplated to be prepared and delivered by Seller by this Section 7.19(a).  As promptly as reasonably practicable following the date of this Agreement, Seller shall commence with the preparation of audited combined financial statements of the Business for the financial year ending December 31, 2020, which financial statements shall be (i) prepared in accordance with GAAP, (ii) audited in accordance with auditing standards generally accepted in the United States and (iii) in form and substance compliant with the applicable requirements of the U.S. Securities and Exchange Commission and as Purchaser shall otherwise reasonably consider necessary or advisable in connection with Purchaser’s public reporting obligations, including any Current Report on Form 8-K.  Seller shall prepare and deliver, or shall cause to be prepared and delivered, to Purchaser audited financial statements prepared and audited in accordance with the aforementioned accounting and auditing standards and the aforementioned form and substance requirements for the financial year ending December 31, 2020, as promptly as reasonably practical and, in any event, no later than forty-five (45) days following the Closing Date.  If the consummation of the Closing occurs after the first quarter of 2021, then Seller shall also prepare and deliver, or shall cause to be prepared and delivered, to Purchaser unaudited, but reviewed financial statements prepared in accordance with the aforementioned accounting standards and form and substance requirements for the interim period ending on the quarter that precedes the consummation of the Closing as promptly as reasonably practical after the end of such quarter and, in any event, within thirty (30) days following the end of the quarter in which Closing is consummated. Following the consummation of the Closing, Purchaser shall, and shall cause its Affiliates, including the Acquired Company, to, reasonably cooperate with Seller’s preparation of the financial statements required to be delivered by Seller to Purchaser following the Closing pursuant to this Section 7.19(a).  Seller shall use its reasonable best efforts to promptly cause and enable its auditors to provide to Purchaser (and not withdraw) their consent to include any financial statements delivered in accordance with this Section 7.19(a) in a Current Report on Form 8-K to be filed by Purchaser with respect to this Agreement and the consummation of the transactions contemplated hereby.

(b)Both before and after the Closing, Seller shall promptly provide Purchaser with such cooperation as Purchaser may reasonably request in connection with Purchaser’s effort with respect to the timely preparation of pro forma financial statements and related footnotes of Purchaser giving effect to the acquisition of the Business prepared in accordance with GAAP and in form and substance compliant with the applicable requirements of the U.S. Securities and Exchange Commission and as Purchaser shall otherwise reasonably consider necessary or advisable in connection with Purchaser’s public reporting obligations, including any Current Report on Form 8-K.

(c)The reasonable fees of the auditor incurred by Seller or any of its Affiliates in connection with Seller’s compliance with this Section 7.19 shall be borne equally by Purchaser, on the one hand, and Seller, on the other hand, and, from time to time and upon request of Seller, Purchaser shall reimburse Seller for such portion of such fees incurred by Seller and its Affiliates.  Purchaser (i) acknowledges and agrees that, except in the case of Fraud, neither Seller nor any of its Affiliates shall have any responsibility for, or incur any Liability to any Person with respect to the cooperation provided by Sellers pursuant to this Section 7.19 or the financial statements contemplated by this Section 7.19 and (ii) shall indemnify and hold harmless Seller and each of the other Seller Indemnified Parties from and against any and all Losses suffered or incurred by any of them relating to, resulting from or arising out of such cooperation or financial statements (it being expressly agreed that the Persons to whom this sentence applies are intended third party beneficiaries of this Section 7.19(c)).

Section 7.20Cooperation relating to Title Insurance Matters

.  Prior to the Closing, Seller shall reasonably cooperate with Purchaser to obtain, at Purchaser’s sole expense, owner’s or lender’s title insurance policies (or bring-down endorsements to any existing title insurance policies, if available) insuring the Acquired Company’s interest in the Facility and the land leased under the Ground Lease or any portion thereof, free and clear of all Liens other than Permitted Exceptions, issued by a nationally recognized title insurance company of Purchaser’s choosing and issued as of a date reasonably proximate to the Closing and in amounts determined by Purchaser.  Seller’s obligations with respect to this Section 7.20 shall include providing reasonable and customary title affidavits or non-imputation affidavits as may be reasonably requested by such title insurance company chosen by Purchaser; provided, however, that in no event shall Seller be required to execute and deliver any such affidavits, certificates or other documentation to the title insurance company that would materially exceed the liabilities that Seller would have to Purchaser under and in accordance with the terms of this Agreement with respect to the matters covered therein.  Prior to the Closing, Seller shall also reasonably cooperate with Purchaser, at Purchaser’s sole cost and expense, in Purchaser’s efforts to obtain an as-built

ALTA survey (or updates to existing ALTA surveys, if available) from one or more licensed surveyors selected by Purchaser of each parcel of real property leased under the Ground Lease.

Section 7.21Bestwall Ground Lease

.  Seller shall use all reasonable efforts to facilitate Bestwall in obtaining the entry of the Assumption Order, and for such order to be a Final Order, it being agreed that “all reasonable efforts” for purposes of this Section 7.21 shall include the actions set forth on Schedule 7.21.  If (i) a Ground Lease Adverse Order is entered and, as a consequence thereof, the lessee (as such term is defined in the Ground Lease) is required to remove or demolish the Facility in accordance with Section 4.2 of the Ground Lease and (ii) following the Closing and at the time that the Ground Lease Adverse Order is entered, no Event of Default (as defined in the Ground Lease) giving the lessor under the Ground Lease a right to terminate the Ground Lease pursuant to Section 14.2(a) thereof shall have occurred and remain uncured pursuant to the terms of the Ground Lease following receipt by the Acquired Company of the applicable notice under the Ground Lease and expiration of the applicable cure period under the Ground Lease, except to the extent that a Ground Lease Adverse Order has been entered prior to the end of the applicable cure period and at the time of the entry of such Ground Lease Adverse Order, such Event of Default remains uncured, Seller shall be (or shall cause one or more of its Affiliates to be) solely responsible for, and shall subject to Section 9.5(c)(iv), bear all the costs and expenses incurred in connection with, discharging any such obligations of the lessee (such costs and expenses, the “Bestwall Lease Discharge Costs”); provided that Purchaser shall be entitled to remove all equipment and other tangible personal property from the Facility prior to the removal or demolition thereof, and Seller shall promptly reimburse Purchaser for all of its reasonable and documented cash expenses associated therewith.

Section 7.22Transition Services

.

(a)As promptly as practicable following the date of this Agreement, the Parties shall establish a joint transition project team to plan for the efficient migration of the Business to the IT and other systems of Purchaser and its Affiliates, and shall cooperate in good faith to take the actions contemplated by such plan.  Without limiting the foregoing, Seller shall, as promptly as practicable following the date of this Agreement, introduce Purchaser and its Representatives to the counterparties to the IT agreements, including software licenses used by the Business, and to the material third-party suppliers and vendors of the Business reasonably requested by Purchaser, in each case, that are not counterparties to Contracts with the Acquired Company, and, thereafter assist Purchaser and its Representatives in obtaining with effect from and after the Closing the services or licenses provided by such counterparties, in each case, to the extent relating to the Business; provided, however, that any Liabilities in connection with any software licenses transferred or any third party services or products as contemplated in this Section 7.22 shall be Liabilities of Purchaser.  Purchaser shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to prepare for a transition of the IT systems used in the operation of the Business to Purchaser, so that Purchaser is able to operate the IT systems at the Facility without any IT-related support from Seller and its Affiliates as of the Closing in substantially the same manner and functionality as such IT Systems operated as of the date of this Agreement to the extent required to operate the Business in substantially the same manner as of the date of this Agreement and as of the Closing (the “IT Transition Preparations”), and Seller shall, and shall cause its Affiliates to, provide such cooperation and access to employees, information, third-party service providers and the Facility or other sites to Purchaser and its Representatives as is reasonably necessary for the IT Transition Preparations.

(b)Except with respect to the TSA Employee (as defined in the Transition Services Agreement), Purchaser shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to prepare for a transition of the human resource functions used in the operation of the Business to Purchaser, including the provision of pay and benefits, as of the Closing so that Purchaser is able to perform such human resources functions of the Business without human resource-related support from Seller and its Affiliates following the Closing (such preparations, the “HR Transition Preparations”), and Seller shall, and shall cause its Affiliates to, provide such cooperation and access to employees, information and third-party service providers to Purchaser and its Representatives as is reasonably necessary for such preparations, and in accordance with the terms of Section 7.12(g). In the event that Purchaser is unable to complete the HR Transition Preparations by the Closing, Seller or one of its Affiliates shall provide the requested human resources, pay and benefits administration services set forth on Schedule A of the Transition Services Agreement (such Schedule A, the “Services Schedule”) that have not been transitioned to Purchaser pursuant to the HR Transition Preparations pursuant to the terms and conditions of the Transition Services Agreement for up to three (3) months (or such longer period as expressly contemplated by the Services Schedule with respect to a particular service) following the Closing.

(c)Before the Closing Date, if Purchaser identifies a service (other than a service related to IT matters) that the Seller (or its Affiliates) provide to the Business, or has provided to the Business during the six (6) month period prior to the date of this Agreement, and that is reasonably necessary for the Business to continue to operate in substantially the same manner in which the Business operated during such six (6) month period, and such service was not included on the Services Schedule (other than because the Parties have agreed that such services shall not be provided), then Purchaser may request that Seller, following the Closing, provide, or to cause to be provided, such requested services (each such additional service, an “Unidentified Service”), and Purchaser and Seller shall negotiate in good faith the terms and conditions of such requested Unidentified Services, which shall be substantially similar to the terms on which Seller has agreed to provide Services as reflected in the form of Transition Services Agreement attached hereto so long as such Unidentified Service is comparable in nature and scope as the services identified on the Services Schedule as of the date hereof.  If the Parties agree in writing on the fees and terms of any Unidentified Services, (i) the Parties shall revise the Services Schedule to include such Unidentified Services, (ii) such Unidentified Services shall be considered Services for all purposes under the Transition Services Agreement, and (iii) Seller shall provide, or shall cause to be provided, such Unidentified Services to Purchaser, subject to the terms and conditions of the Transition Services Agreement.

Section 7.23Memphis Site Matters

.  Seller shall, or shall cause its Affiliates to, (a) provide to Purchaser not later than twenty (20) Business Days prior to the Closing a list of all raw materials used with respect to the wastewater at the Memphis Site contemplated to be leased by Purchaser under the Lease Agreement and (b) repair or replace prior to the Closing the electricity meter for the Memphis Site contemplated to be leased by Purchaser under the Lease Agreement.

Section 7.24Workers’ Compensation Claims

.  Seller or its Affiliates shall retain any liabilities related to any workers’ compensation claim arising from any work incident occurring in connection with services performed for the Business prior to the Closing (a “Pre-Closing Workers’ Comp Claim”), and Seller or its Affiliates shall have the right at its expense to manage, defend against, negotiate, settle or otherwise deal with such Pre-Closing Workers’ Comp Claim. Seller shall keep the Purchaser informed of the status of, and any developments regarding, any Pre-Closing Workers’ Comp Claims prior to and following the Closing until all Pre-Closing Workers’ Comp Claims have been fully resolved.

Article VIII
CONDITIONS TO CLOSING

Section 8.1Conditions Precedent to Obligations of Purchaser

.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)the Seller Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the Closing Date as though made on the Closing Date, and the other representations and warranties of Seller set forth in Article V (disregarding all Materiality Qualifications) shall be true and correct at and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that are expressly made as of a particular time or period which representations and warranties shall be true and correct at and as of such particular time or period), except where the failure of the other representations and warranties of Seller to be true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(b)Seller shall have complied in all material respects with all provisions of this Agreement required to be complied with by them on or prior to the Closing Date;

(c)there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated;

(e)Seller shall have delivered, or caused to be delivered, to Purchaser at the Closing, duly executed resignation letters, effective at or prior to the Closing Date, of (i) those members of management or management boards of the Acquired Company who also act as a Representatives of Seller Parent or a Retained Company and (ii) other members of management or management boards of the Acquired Company designated in writing by Purchaser to Seller at least ten (10) Business Days prior to the Closing;

(f)Seller shall have delivered to Purchaser at the Closing a certificate of Seller, dated the Closing Date and duly executed by Seller, to the effect that the conditions set forth in Sections 8.1(a) and 8.1(b) have been satisfied;

(g)Seller shall have delivered to Purchaser at the Closing an affidavit, dated as of the Closing Date and executed on behalf of Seller and sworn under penalties of perjury and in form and substance required under Treasury Regulations Sections 1.1445-2(b)(2), stating that Seller is not a “foreign person” for U.S. federal income Tax purposes;

(h)Seller shall have delivered to Purchaser at the Closing an estoppel certificate from the landlord under the Ground Lease, in the form set forth in Exhibit H; and

(i)either (i) the IT Transition Preparations shall be complete in all material respects, or (ii) the day that is five (5) Business Days prior to the Outside Date shall have occurred (unless such condition remains unsatisfied as a result of a breach by Seller of its obligations under Section 7.22(a)).

Section 8.2Conditions Precedent to Obligations of Seller

.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)the Purchaser Fundamental Representations shall be true and correct in all respects, except for de minimis inaccuracies, at and as of the Closing Date as though made on the Closing Date, and the other representations and warranties of Purchaser set forth in Article VI (disregarding all Materiality Qualifications) shall be true and correct at and as of the Closing Date as though made on the Closing Date (except for those representations and warranties that are expressly made as of a particular time or period which representations and warranties shall be true and correct at and as of such particular time or period), except where the failure of the other representations and warranties of Seller to be true and correct would not reasonably be expected to prevent or materially interfere with Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Purchaser Documents;

(b)Purchaser shall have complied in all material respects with all provisions of this Agreement required to be complied with by it on or prior to the Closing Date;

(c)there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)any waiting period (and any extension thereof) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired or been terminated; and

(e)Purchaser shall have delivered to Seller at the Closing a certificate of Purchaser, dated the Closing Date and duly executed by Purchaser, to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

Section 8.3Frustration of Closing Conditions

.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in Section 8.1 or Section 8.2, as the case may be, to refuse to consummate the transactions contemplated by this Agreement if such failure directly results from its or their failure to comply in all material respects with any provision of this Agreement.

Article IX
INDEMNIFICATION

Section 9.1Survival of Representations and Warranties and Covenants

.  The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the date that is 18 months after the Closing Date, except that (i) the representations and warranties contained in Sections 5.1(a), 5.2, 5.3(a), 5.5, and 5.23 (the “Seller Fundamental Representations”) and (ii) the representations and warranties contained in Sections 6.1, 6.2 and 6.6 (the “Purchaser Fundamental Representations”) shall survive until 30 days after the expiration of the applicable statute of limitations and the representations and warranties contained in Section 5.9 shall survive until 30 days after the expiration of the statute of limitations applicable to the respective Tax assessment under applicable Law.  All of the covenants and agreements contained in this Agreement that contemplate actions (or inaction) to be taken (or not taken) after the Closing shall survive the consummation of the transactions contemplated hereby and shall continue in full force and effect after the Closing in accordance with their terms.  The covenants and agreements contained in this Agreement that contemplate actions (or inaction) to be taken (or not taken) prior to the Closing shall not survive the Closing; provided, however, that the indemnification obligations under Section 9.2(a)(iii) shall survive until the date that is 18 months after the Closing Date.  The indemnification obligations under Section 9.2(a)(v), Section 9.2(a)(vi), Section 9.2(a)(vii) and Section 9.3(a)(iii) shall survive until 30 days after the expiration of the statute of limitations applicable to the respective Tax assessment under applicable Law.  The indemnification obligations under Section 9.2(a)(iv) shall survive until 30 days after the expiration of the statute of limitations applicable to the underlying claim. The indemnification obligations under Section 9.2(a)(viii) shall survive until (i) if a plan of reorganization is confirmed in the Bestwall Case, the effective date of such plan of reorganization, provided that, on such date, an Assumption Order shall have been entered in the Bestwall Bankruptcy Case and shall have become a Final Order, (ii) if the Bestwall Case is dismissed, the date on which the dismissal order is entered, (iii) if the Bestwall Case is converted to a chapter 7 liquidation proceeding, the date on which the trustee in such chapter 7 liquidation proceeding completes the distributions of the property of the estate of Bestwall (each of the dates set forth in clause (i), (ii) or (iii), a “Bankruptcy Conclusion Date”); provided, however, that if the Ground Lease is rejected by the applicable Bankruptcy Conclusion Date, the obligations under Section 9.2(a)(viii) shall survive until the date that is twelve (12) months following such applicable Bankruptcy Conclusion Date.  The indemnification obligations under Section 9.3(a)(iv) shall survive until the earlier of the date that any and all obligations of Seller Parent or its Affiliates under (A) the Ground Lease or (B) the guarantee referred to in Schedule 7.21 have terminated.  Notwithstanding Section 9.1, in the event a Claim Notice for indemnification under Section 9.2(a) or Section 9.3(a) shall have been given in accordance with Section 9.4 within the applicable survival period, the indemnification claim shall survive until such time as such claim is fully and finally resolved.

Section 9.2Indemnification by Seller

.

(a)From and after the Closing, subject to Section 9.1, Section 9.2(b) and Section 9.5, Seller shall indemnify and hold harmless Purchaser and its Affiliates, Representatives and successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against any Losses incurred by any of the Purchaser Indemnified Parties based upon or arising from (without duplication):

(i)any breach of any representation or warranty of Seller contained in Article V;

(ii)any breach of any covenant or agreement of Seller contained in this Agreement that occurs from and after the Closing;

(iii)any breach of any covenant or agreement contained in Section 7.2 that occurred prior to the Closing;

(iv)the implementation of the Pre-Signing Reorganization or the Acquired Assets, to the extent not related to the Business;

(v)any Taxes (A) incurred by the Acquired Company for any Pre-Closing Tax Period (with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date, as determined in accordance with Section 7.16(c)) or (B) relating to the Acquired Assets for any Pre-Closing Tax Period (with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date, as determined in accordance with Section 7.16(c)), in each case, except to the extent of the amount of such Taxes were reflected in the calculation of the Purchase Price;

(vi)any Taxes (excluding any interest or penalties) imposed on Purchaser or any of its Affiliates as a result of a failure to withhold the correct amount of Taxes from any payment of the Purchase Price;

(vii)Taxes, if any, imposed on the Acquired Company by reason of being a member of an affiliated, consolidated, combined or unitary Tax group or fiscal unity at any time prior to the Closing, as a transferee or successor as a result of a transaction occurring prior to the Closing or by reason of being party to any Tax Sharing Agreement that was entered into prior to the Closing;

(viii)an Assumption Order not being entered, or a Ground Lease Adverse Order being entered; provided that (A) following the Closing and at the time that the Ground Lease Adverse Order is entered, no Event of Default (as defined in the Ground Lease) giving the lessor under the Ground Lease a right to terminate the Ground Lease pursuant to Section 14.2(a) thereof shall have occurred and remain uncured pursuant to the terms of the Ground Lease following receipt by the Acquired Company of the applicable notice under the Ground Lease and expiration of the applicable cure period under the Ground Lease, except to the extent that a Ground Lease Adverse Order has been entered prior to the end of the applicable cure period, and at the time of the entry of such Ground Lease Adverse Order, such Event of Default remains uncured, and (B) for the avoidance of doubt, to the extent Seller or its Affiliates has complied with its obligations under the second sentence of Section 7.21, Purchaser shall not be entitled to indemnification for the Bestwall Lease Discharge Costs; and

(ix)[*******]

(b)Purchaser shall, and shall cause its Affiliates to, take all reasonable steps to mitigate any Loss contemplated by Section 9.2(a) upon becoming aware of any event that gives rise thereto.

Section 9.3Indemnification by Purchaser

.

(a)From and after the Closing, subject to Section 9.1, Section 9.3(b) and Section 9.5, Purchaser shall indemnify and hold harmless Seller and its respective Affiliates, Representatives and successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any Losses incurred by any of the Seller Indemnified Parties based upon or arising directly from:

(i)any breach of any representation or warranty of Purchaser contained in Article VI of this Agreement;

(ii)any breach of any covenant or agreement of Purchaser contained in this Agreement that occurs from and after the Closing;

(iii)except for Liabilities in respect of Taxes imposed on the Acquired Company for which Seller is indemnifying the Purchaser Indemnified Parties pursuant to Section 9.2(a), Liability in respect of Taxes imposed on the Acquired Company for any taxable period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date (as determined in accordance with Section 7.16(c)); and

(iv)any payments made by Seller Parent or its Affiliates under the Seller Guarantee.

(b)Seller shall, and shall cause its Affiliates to, take all reasonable steps to mitigate any Loss contemplated by Section 9.3(a) upon becoming aware of any event that gives rise thereto.

Section 9.4Indemnification Procedures

.

(a)Any Purchaser Indemnified Party or Seller Indemnified Party seeking indemnification under this Article IX (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to Seller or Purchaser, respectively (each, an “Indemnifying Party”), containing (i) a description of the Losses for which indemnification is sought by the Indemnified Party and, if known, the estimated amount of such Losses incurred or reasonably expected to be incurred by the Indemnified Party (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party, and (iii) if applicable, a demand for payment of those Losses.

(b)In the event that an Indemnified Party may seek indemnification under this Article IX in connection with any Action (other than a Tax Claim, which shall be governed by Section 7.16(g)) instituted, or claim asserted, against such Indemnified Party by a Person that is not a Party, a Purchaser Indemnified Party, a Seller Indemnified Party or an Affiliate of any of them (a “Third Party Claim”), the Indemnified Party shall deliver to the Indemnifying Party a Claim Notice relating to such Third Party Claim as promptly as reasonably practicable and, in any event, within 20 days upon gaining knowledge of such Third Party Claim; provided, however, that a failure to timely give such notice in accordance with the foregoing provision shall not affect the Indemnified Party’s right to indemnification under this Agreement except to the extent the Indemnifying Party is materially and adversely prejudiced by such failure.  The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with such Third Party Claim; provided, further, that the Indemnifying Party shall not be entitled to assume the defense of such Third Party Claim if (i) the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party (other than such relief sought ancillary to a claim for damages), (ii) if the Indemnified Party is Purchaser or one of its Affiliates, the Third Party Claim involves a material customer of the Business, (iii) the Third Party Claim is a criminal proceeding, or (iv) if the Indemnified Party is a Purchaser Indemnified Party, the Third Party Claim has resulted in or would reasonably be expected to result in Losses that are more than double the amount of indemnification then available for such Third Party Claim under Section 9.5(c).  If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with such Third Party Claim, it shall within 90 days notify the Indemnified Party of its intent to do so.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with such Third Party Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the Indemnifying Party shall assume the defense of such Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) requested by the Indemnifying Party to so participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with such Third Party Claim.  The Indemnifying Party and Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of such Third Party Claim.  Notwithstanding anything contained in this Section 9.4(b) to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other, settle or compromise any Third Party Claim, permit a default judgment to be entered or consent to entry of a judgment unless the settlement or compromise reached by the third Person and the Indemnifying Party or the Indemnified Party, as the case may be, provides for an unqualified release of the Indemnified Party or the Indemnifying Party, whichever has not consented to such settlement or compromise, from all Liability in respect of the Third Party Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the third Person (which settlement offer provides for a full release of the Indemnified Parties with respect to the subject matter of the Third Party Claim), and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 9.5, pay the amount called for by such settlement offer, and the Indemnified Party declines to accept such settlement offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate Liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder, subject to the applicable limitations of Section 9.5, shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept or (B) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim.  If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

Section 9.5Limitations on Indemnification

.

(a)A Purchaser Indemnified Party may assert a claim for indemnification pursuant to Section 9.2(a) only if the Purchaser Indemnified Party delivers to Seller a Claim Notice with respect thereto prior to the expiration of the applicable survival period set forth in Section 9.1.  Any claim for indemnification not timely made by a Purchaser Indemnified Party in accordance with this Section 9.5(a), and Seller’s indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived by such Purchaser Indemnified Party.

(b)A Seller Indemnified Party may assert a claim for indemnification pursuant to Section 9.3(a) only if the Seller Indemnified Party delivers to Purchaser a Claim Notice with respect thereto prior to the expiration of the applicable survival period set forth in Section 9.1.  Any claim for indemnification not timely made by a Seller Indemnified Party in accordance with this Section 9.5(b), and Purchaser’s indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived by such Seller Indemnified Party.

(c)Notwithstanding anything contained in this Article IX to the contrary:

(i)except for claims based on Fraud, Seller shall not have any indemnification obligations under Section 9.2(a)(i) (other than with respect to breaches of Seller Fundamental Representations or representations and warranties contained in Section 5.9 (Taxes), (A) for any individual claim (with all claims arising out of substantially the same facts being aggregated for such purpose) where the Loss relating thereto is less than $45,000 (the “De Minimis Amount”) or (B) in respect of claims where the Loss relating thereto is equal to or greater than the De Minimis Amount, unless the aggregate amount of the Losses relating to all such claims exceeds $1,750,000, and then only to the extent of such excess;

(ii)in no event shall the aggregate amount of Losses to be paid by Seller under Section 9.2(a)(i) (other than with respect to breaches of Seller Fundamental Representations or representations and warranties contained in Section 5.9 (Taxes)) and Section 9.2(a)(ix) exceed $17,500,000;

(iii)Seller shall not have any indemnification obligations under Section 9.2(a)(iii) for any individual claim (with all claims arising out of substantially the same facts being aggregated for such purpose) where the Loss relating thereto is less than the De Minimis Amount; and

(iv)in no event shall the aggregate amount of Losses to be paid by Seller pursuant to this Agreement (other than pursuant to Section 9.2(a)(iv) or Section 9.2(a)(vii)) exceed an amount equal to the Purchase Price which, for the avoidance of doubt, includes all Losses paid or incurred by the Seller or its Affiliates pursuant to Section 7.21.

(d)Seller shall be deemed to have not breached any representation or warranty contained in Article V as a consequence of the existence of any fact, circumstance or event that is disclosed on any Schedule to this Agreement, whether or not such Schedule includes a cross-reference to the specific Section containing such representation or warranty or the specific Section containing such representation or warranty includes a reference to such Schedule, so long as the applicability of such disclosure to such representation or warranty is readily apparent on its face.

(e)No Purchaser Indemnified Party shall be entitled to indemnification under this Article IX for any amount to the extent such amount is reflected in an adjustment to the Purchase Price as provided in Sections 3.3 and 3.4.  No Purchaser Indemnified Party shall be entitled to indemnification under Section 9.2(a)(i) with respect to any breach of a representation or warranty of Seller contained in Article V that results from (i) an action taken after the date of this Agreement with the written consent, or at the written request, of Purchaser or (ii) an action not taken with the written consent, or at the written request, of Purchaser.

(f)The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the Indemnified Party, using its commercially reasonable efforts, under insurance policies or otherwise.

(g)All Materiality Qualifications included in the representations and warranties contained in this Agreement will be disregarded for purposes of calculating the amount of Losses for which an Indemnified Party is entitled to indemnification under this Agreement and for purposes of determining whether a breach of a representation or warranty has occurred.

(h)Notwithstanding anything contained in this Agreement to the contrary, Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges and agrees that, except for the representations and warranties contained in Article V, neither Seller nor any other Person is making any express or implied representation or warranty with respect to Seller, the Acquired Company, the Business or the transactions contemplated by this Agreement, and Seller disclaims any such representations or warranties, whether made by Seller, the Acquired Company, any Affiliate of Seller or Acquired Company or any Representative of any of them.  Purchaser specifically disclaims that it is relying upon or has relied upon any such representations or warranties that may have been made by any Person, and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any other representation or warranty made by any Person.  Any claims a Purchaser Indemnified Party may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller contained in Article V.  In furtherance of the foregoing, except for the representations and warranties contained in Article V, Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges and agrees that no Seller, Acquired Company, Affiliate of

Seller or the Acquired Company, or Representative of any of them, nor any other Person, will have or be subject to any Liability to a Purchaser Indemnified Party, or any other Person, for, and Seller hereby disclaims any Liability for, any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser, any Affiliate of Purchaser or any Representative of any of them, including any confidential memoranda distributed on behalf of Seller relating to the Acquired Company and the Business or other publications or data room information provided to Purchaser, any Affiliate of Purchaser or any Representative of any of them, or any other document or information in any form provided to Purchaser, any Affiliate of Purchaser or any Representative of any of them in connection with the sale of the Acquired Company Equity Interests and the transactions contemplated hereby (including any opinion, information, projection or advice that may have been or may be provided to Purchaser, any Affiliate of Purchaser or any Representative by any Representative of Seller, the Acquired Company or Affiliate of Seller or the Acquired Company) or for Purchaser’s use of any such information.

(i)Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledges that it has conducted to its satisfaction, its own independent investigation of the Acquired Company and its properties and assets and the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, each of the Purchaser Indemnified Parties has relied on the results of Purchaser’s independent investigation.

Section 9.6Tax Treatment of Payments

.  Unless otherwise required by applicable Law, Seller and Purchaser agree to treat any payment made pursuant to Section 3.4, or Section 7.16 and any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state and local income tax purposes.

Section 9.7Limitation on Damages

.  Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor Purchaser shall, in any event, be liable to any other Person, either in contract or in tort, for (a) any consequential, incidental or indirect damages, including any damages based on loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity (except to the extent such damages are the natural, probable and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder and except in the case of Fraud), or (b) special or punitive damages of such other Person, in each case, relating to any breach or alleged breach of this Agreement; provided, however, that the foregoing limitations shall not affect the right of an Indemnified Party to be indemnified pursuant to (i) Section 9.2(a)(viii) or (ii) this Article IX for Losses comprised of such damages that are awarded to a third Person in connection with a Third Party Claim.

Section 9.8Exclusive Remedy

.  Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, acknowledge and agree that, from and after the Closing, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement under this Agreement, shall be indemnification in accordance with this Article IX, except (a) with respect to disputes under Section 3.4, which will be resolved in accordance therewith, (b) with respect to claims for specific performance in accordance with Section 10.8, and (c) in the case of Fraud.  In furtherance of the foregoing, Seller, on behalf of itself and each of the other Seller Indemnified Parties, and Purchaser, on behalf of itself and each of the other Purchaser Indemnified Parties, hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of or related to any representation or warranty contained in or made in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against any Person based upon or arising under any foreign, federal, state or local Law, except in the case of Fraud.

Article X
MISCELLANEOUS

Section 10.1Expenses

.  Except as otherwise provided in this Agreement, each of the Parties shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement and document contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.  All notarization, filing and registration fees and costs incurred in connection with the transfer of the Acquired Company Equity Interests shall be borne by Purchaser.

Section 10.2Forum; Consent to Service of Process; Waiver of Jury Trial

.

(a)The Parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction.  In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the Superior Court in the City of Wilmington, New Castle County, Delaware.  Each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any disputes based upon, arising out of or related to this Agreement or the transactions contemplated hereby.  The Parties further agree that the Parties shall not bring an Action with respect to any disputes based upon, arising out of or related to this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of a judgment in any other jurisdiction.  The Parties further agree, to the extent permitted by Law, that a final non-appealable Order against a Party in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, with a certified or exemplified copy of such Order being conclusive evidence of the fact and amount of such judgment.

(b)To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court described in Section 10.2(a) with respect to itself or its property, such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 10.2(a).

(c)Each of the Parties hereby consents to process being served on such Party in any Action contemplated by this Section 10.2 by delivery of a copy thereof in accordance with the provisions of Section 10.5.

(d)THE PARTIES HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY DISPUTES BETWEEN THE PARTIES BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.3Entire Agreement; Amendments and Waivers

.  This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the Joint Defense Agreement represent the entire understanding and agreement among the Parties with respect to the subject matter hereof.  This Agreement can be supplemented or amended, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such supplement, amendment, or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of a Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of a Party to exercise, and no delay by a Party in exercising, any right, power or remedy hereunder shall operate as a waiver thereof by such Party, nor shall any single or partial exercise of such right, power or remedy by a Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy by such Party.

Section 10.4Governing Law

.  The provisions of this Agreement, the execution, performance or nonperformance, interpretation and construction of this Agreement and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by the Laws of the State of Delaware without regard to its conflict of laws provisions that if applied might require the application of the Laws of another jurisdiction.  This Agreement is entered into in express reliance by the Parties on Section 2708 of Title 6 of the Delaware Code.

Section 10.5Notices

.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when delivered by internationally recognized courier service (with the delivery acknowledged by the tracking system of the applicable courier system), or (c) when sent by electronic mail transmission (with the receipt of such electronic mail acknowledged by the applicable recipient), in each case, to the following physical and electronic mail addresses (or to such other physical and electronic mail address as a Party may have specified by notice pursuant to this provision):

(i)If to Seller, to:

Georgia-Pacific LLC
133 Peachtree St. NE
Atlanta, Georgia 30303
Attn:General Counsel
Email:LegalNotice@gapac.com

With a copy (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street NE
Atlanta, Georgia 30309
Attn:Janine Brown
Aaron R. Dixon
Email: janine.brown@alston.com;
aaron.dixon@alston.com

and

(ii)If to Purchaser, to:

Glatfelter Corporation
Capitol Towers South
4350 Congress Street, Suite 600
Charlotte, North Carolina 28209
Attn:Jill L. Urey,
Vice President, Deputy General Counsel & Corporate Secretary
Email:jill.urey@glatfelter.com

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attn:Clare O’Brien;
Daniel Litowitz
Email:cobrien@shearman.com;
daniel.litowitz@shearman.com

Section 10.6Severability

.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to supplement or amend this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.7Binding Effect; Assignment

.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person other than the Parties, except as contemplated by Section 7.1, Section 7.7, Section 10.11 and Article IX.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly, without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign its rights or obligations hereunder to one or more of Purchaser’s Subsidiaries (each, a “Purchaser Designated Subsidiary”) without the prior written consent of Seller and Seller may assign its rights or obligations hereunder to one or more of its Affiliates that is wholly owned by Seller Parent without the prior written consent of Purchaser.  Unless otherwise agreed in writing by the other Parties, no assignment of this Agreement or of any rights or any obligations hereunder by a Party shall relieve such Party of any of its obligations hereunder.

Section 10.8Specific Performance

.  Each Party acknowledges and agrees that the subject matter of this Agreement is unique, that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate any Party.  Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement (including to enforce the obligations of the Parties to consummate the transactions contemplated by this Agreement pursuant to this Agreement) in addition to any other remedy to which they may be entitled (without any requirement that any Party provide any bond or other security).  Each Party waives any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with Actions instituted for injunctive relief or specific performance of this Agreement.

Section 10.9Non-Recourse

.  Except with respect to Seller Parent’s obligations under the Seller Parent Guarantee, (a) this Agreement may only be enforced against, and any claims or causes of action based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Parties and (b) no past, present or future incorporator, member, stockholder, partner, Affiliate or Representative of any Party shall have any responsibility for any Liabilities of any Party under this Agreement.

Section 10.10Counterparts

.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.  Signatures transmitted by electronic mail or other electronic transmission, including by the use of DocuSign or other electronic signatures, will be deemed originals for purposes of this Agreement.

Section 10.11Waiver of Conflicts; Transaction Privilege

.

(a)Purchaser hereby acknowledges and agrees that Alston & Bird LLP (the “Seller Law Firm”) has represented Seller and Affiliates thereof (including the Acquired Company) in connection with the negotiation, preparation, execution and delivery of this Agreement, and that Seller and Affiliates thereof (other than the Acquired Company) (each a “Seller Group Member” and collectively, the “Seller Group Members”) have a reasonable expectation that, after the Closing, the Seller Law Firm will represent them in connection with any claim or Action involving any Seller Group Member, on the one hand, and Purchaser or any Affiliate thereof (each a “Purchaser Group Member” and collectively the “Purchaser Group Members”), on the other hand, arising out of or related to this Agreement or the transactions contemplated hereby.

(b)Purchaser, on its own behalf and on behalf of the other Purchaser Group Members, hereby expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Law or standard of professional responsibility if, after the Closing, the Seller Law Firm represents the Seller Group Members or any of them in connection with any claim or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby.

(c)In addition, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, any attorney-client privilege arising from communications prior to the Closing between any one or more Representatives of the Acquired Company, on the one hand, and the Seller Law Firm, on the other hand, to the extent related to this Agreement or the transactions contemplated hereby, shall be excluded from the property, rights, privileges, powers, franchises and other interests held by the Acquired Company under applicable Law, that such attorney-client privilege shall be deemed held solely by Seller, and that no Purchaser Group Member shall have any right to assert, waive or otherwise alter any such attorney-client privilege at any time after the Closing.  All communications involving attorney-client confidences between the Seller Group Members and the Acquired Company, on the one hand, and the Seller Law Firm, on the other hand, relating to the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller for the benefit and on behalf of the Seller Group Members (and not the Acquired Company or Purchaser Group Members).  Accordingly, the Acquired Company and the Purchaser Group Members shall not have access to any such communications or to the files of the Seller Law Firm relating to such engagement.  Further, to the extent that files of the Seller Law Firm in respect of any dispute between Seller, on the one hand, and Purchaser, on the other hand, arising out of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, such files shall constitute client property, only Seller for the benefit and on behalf of the Seller Group Members (and not the Purchaser Group Members) shall hold such property rights and the Seller Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchaser Group Members by reason of any attorney-client relationship between the Seller Law Firm and the Acquired Company.

(d)This Section 10.11 is for the benefit of the Seller Group Members and such Persons are intended third party beneficiaries of this Section 10.11.  This Section 10.11 shall be irrevocable, and no term of this Section 10.11 may be amended or waived without the prior written consent of Seller (which may be withheld for any reason).

[The Remainder of This Page Is Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

GPPC EQUITY HOLDINGS LLC

By:	/s/ Tyler L. Woolson
Name:	Tyler L. Woolson
Title:	Vice President and
Chief Financial Officer

GLATFELTER CORPORATION

By:	/s/ Samuel L. Hilliard
Name:	Samuel L. Hilliard
Title:	Senior Vice President and
Chief Financial Officer

[Signature Page to Share Purchase Agreement]

SELLER PARENT GUARANTEE

This SELLER PARENT GUARANTEE, dated as of January 5, 2020 (this “Seller Parent Guarantee”), is made and entered into by Georgia-Pacific LLC, a Delaware limited liability company (“Seller Parent”), in favor of Glatfelter Corporation (“Purchaser”).  Capitalized terms used but not defined in this Seller Parent Guarantee shall have the meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, contemporaneously with the execution and delivery of this Seller Parent Guarantee, GPPC Equity Holdings LLC, a Delaware limited liability company (“Seller”), and Purchaser are entering into that certain Share Purchase Agreement (the “Agreement”) relating to the sale of Georgia-Pacific Mt. Holly LLC, a Delaware limited liability company, by Seller to Purchaser or its permitted assigns.

WHEREAS, Seller Parent is the indirect owner of 100% of the outstanding equity interests of Seller; and

WHEREAS, Seller Parent will obtain benefits as a result of the execution and performance of the Agreement by Seller, and, as an inducement for Purchaser to enter into and effect the transactions contemplated by the Agreement, Seller Parent has agreed to enter into this Seller Parent Guarantee.

NOW, THEREFORE, in consideration of the premises and in consideration of Purchaser entering into the Agreement and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), and intending to be legally bound hereby, Seller Parent agrees as follows:

Seller Parent (i) shall unconditionally cause Seller or any of its other Affiliates to promptly pay, when due, all present and future payments and liabilities and perform its other obligations under the Agreement (including, without limitation, its obligations under Section 7.13 and Article IX of the Agreement) and the Ancillary Agreements and (ii) hereby unconditionally guarantees the due performance of all such obligations by Seller or its other Affiliates (the “Guarantee Obligations”).

The Guarantee Obligations are independent obligations of Seller Parent and, upon any default by Seller in the payment of any payments or performance of its other obligations under the Agreement, Purchaser, any of its Affiliates or any other Purchaser Indemnified Party, as applicable, may proceed against Seller Parent without proceeding against or joining Seller.

The Guarantee Obligations are absolute and unconditional, notwithstanding any amendment, modification or supplementation of the Agreement or any other circumstances that might constitute a defense available to Seller Parent.

The Guarantee Obligations are continuing obligations and will remain in full force and effect so long as any obligations of a Seller remain outstanding under the Agreement or any of the Ancillary Agreements.

1

Seller Parent hereby represents and warrants to Purchaser as follows:  (i) Seller Parent is a limited liability company validly organized and existing under the Laws of the State of Delaware; (ii) Seller Parent has all requisite power, authority and legal capacity to execute and deliver this instrument and perform its obligations hereunder; (iii) the execution and delivery of this instrument has been duly authorized by all required action by Seller Parent and is the legal, valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, subject to the General Enforceability Exceptions; (iv) neither Seller Parent’s execution and delivery of this instrument nor the performance by Seller Parent of its obligations hereunder will violate or conflict with the Organizational Documents of Seller Parent or with any Law or Contract, Permit or Order to which Seller Parent is a party or by which Seller Parent may be bound; and (v) no consent or authorization or notice to any Person is required in connection with Seller Parent’s execution or delivery of this instrument or the performance by Seller Parent of its obligations hereunder.

Seller Parent hereby acknowledges that Purchaser has entered into the Agreement in reliance on Seller Parent’s execution and delivery of this Seller Parent Guarantee.

For the avoidance of doubt, Seller Parent acknowledges and agrees that Seller Parent and its controlled Affiliates are subject to Section 7.13 of the Agreement.  Seller Parent will, and will cause each Seller and all other controlled Affiliates of Seller Parent to, comply with the provisions of Section 7.13 of the Agreement.  Seller Parent further acknowledges and agrees that the remedies at law available to Purchaser for breach of such obligations of Seller Parent would be inadequate; therefore, in addition to any other rights or remedies that Purchaser may have at law or in equity, temporary and permanent injunctive relief may be granted in any Action that may be brought to enforce Seller Parent’s obligations in this paragraph, without the necessity of proof of actual damage.

The provisions of this Seller Parent Guarantee, the execution, performance or nonperformance, interpretation and construction of this Seller Parent Guarantee and all matters based upon, arising out of or related to this Seller Parent Guarantee or the negotiation, execution or performance of this Seller Parent Guarantee shall be governed by the Laws of the State of Delaware without regard to its conflict of laws provisions that, if applied, might require the application of the Laws of another jurisdiction.

Seller Parent hereby agrees that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes based upon, arising out of or related to this Seller Parent Guarantee or the obligations hereunder shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction.  In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware or, in the event such federal district court lacks subject matter jurisdiction, then in the Superior Court in the City of Wilmington, New Castle County, Delaware.  Seller Parent irrevocably submits to the jurisdiction of such courts solely in respect of any disputes based upon, arising out of or related to this Seller Parent Guarantee or the obligations hereunder.  Seller Parent further agrees, to the extent permitted by Law, that a final non-appealable Order against it in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, with a certified or exemplified copy of such Order being conclusive evidence of the fact and amount of such judgment.

2

To the extent that Seller Parent has or hereafter may acquire any immunity from jurisdiction of any court specified above with respect to itself or its property, Seller Parent hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this instrument and (ii) submits to the personal jurisdiction of each court specified above.

SELLER PARENT HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY DISPUTES, BASED UPON, ARISING OUT OF OR RELATED TO THIS INSTRUMENT OR THE OBLIGATIONS HEREUNDER.

3

IN WITNESS WHEREOF, Seller Parent has caused this Seller Parent Guarantee to be executed by its officer thereunto duly authorized, as of the date of the Agreement.

GEORGIA-PACIFIC LLC

By:	/s/ Tyler L. Woolson
Name:	Tyler L. Woolson
Title:	Vice President and
Chief Financial Officer

[Signature Page to Seller Parent Guarantee]

List of Omitted Exhibits and Schedules

Exhibits

Exhibit AForm of Lease Agreement

Exhibit BForm of Logistics Services Agreement

Exhibit CForm of Membership Interest Assignment and Assumption Agreement

Exhibit DForm of Memphis Services Agreement

Exhibit EForm of Pulp Supply Agreement

Exhibit FForm of Amendment to Pulp Supply Agreement

Exhibit GForm of Transition Services Agreement

Exhibit HForm of Estoppel Certificate

Schedules

Schedule 1.1(a)	Knowledge of Seller
Schedule 1.1(b)	Certain Permitted Exceptions
Schedule 3.3	Agreed Principles
Schedule 5.1(b)	Changes to Organizational Documents
Schedule 5.3	No Conflicts; Consents (Seller)
Schedule 5.4	Capitalization and Ownership
Schedule 5.6(a)	Financial Statements
Schedule 5.6(d)	Inventory
Schedule 5.7(a)	Absence of Certain Changes
Schedule 5.7(b)	Undisclosed Liabilities
Schedule 5.7(c)	Indebtedness
Schedule 5.8	Pre-Signing Reorganization
Schedule 5.9	Taxes
Schedule 5.10(a)	List of Real Property Leases
Schedule 5.10(b)	Real Property Matters
Schedule 5.10(c)	Leased Real Property Matters
Schedule 5.10(d)	Access to Real Property
Schedule 5.11(b)	List of Personal Property Leases
Schedule 5.11(c)	Leased Personal Property Matters
Schedule 5.12(a)	Registered Intellectual Property
Schedule 5.12(c)	Sufficiency of Intellectual Property
Schedule 5.12(d)	Claims Regarding Ownership of Intellectual Property
Schedule 5.12(e)	Intellectual Property Claims
Schedule 5.12(f)	Infringement of Intellectual Property by Third Parties
Schedule 5.13(a)	List of Material Contracts
Schedule 5.13(b)	Material Contract Matters
Schedule 5.13(c)	Exceptions to Standard Terms and Conditions of Sale
Schedule 5.14(a)(i)	List of Material Customers
Schedule 5.14(a)(ii)	Relationships with Material Customers
Schedule 5.14(b)(i)	List of Material Suppliers

Schedule 5.14(b)(ii)	Relationships with Material Suppliers
Schedule 5.14(c)	Critical Suppliers and Products
Schedule 5.15(a)	Work Accidents
Schedule 5.15(b)	Employee Census Information
Schedule 5.15(c)	List of Contingent Workers
Schedule 5.15(d)	Compensation Claim Matters
Schedule 5.15(e)	Compliance and Classification of Independent Contractors
Schedule 5.15(f)	Seller Benefit Plans
Schedule 5.15(i)	Labor Agreements
Schedule 5.15(j)	Union Matters, Work Stoppages and Disputes
Schedule 5.16	Litigation
Schedule 5.17	Compliance with Laws and Permits
Schedule 5.18	Environmental Matters
Schedule 5.19(a)	Condition of Assets
Schedule 5.19(b)	Sufficiency of Assets
Schedule 5.20	Product Warranty and Product Liability
Schedule 5.21	Insurance Policies
Schedule 5.22(a)	Business Guarantees
Schedule 5.22(b)	Contracts with Affiliates
Schedule 6.3	No Conflicts; Consents (Purchaser)
Schedule 7.2(a)	Conduct of Business Pending the Closing
Schedule 7.2(a)(i)(C)	Capital Projects and Expenditure Forecast
Schedule 7.2(a)(ii)(K)	Future Capital Projects and Other Projects
Schedule 7.3(c)	Shared Contracts
Schedule 7.12(a)(i)	Acquired Company Business Employees
Schedule 7.12(a)(ii)	Affiliate Business Employees
Schedule 7.15	Continuing Intercompany Contracts
Schedule 7.21	Bestwall Ground Lease